Exhibit 10.1

SENIOR NOTES INDENTURE

Dated as of December 3, 2007

Among

ALLTEL COMMUNICATIONS, INC. and ALLTEL COMMUNICATIONS FINANCE, INC.,

as Issuers,

ALLTEL CORPORATION,

as one of the Guarantors, the other Guarantors listed herein

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SENIOR CASH-PAY NOTES DUE 2015

and

SENIOR TOGGLE NOTES DUE 2017

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311 (a)	7.11
(b)	7.11
(c)	N.A.
312 (a)	2.05
(b)	12.03
(c)	12.03
313 (a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(c)	7.06; 12.02
(d)	7.06
314 (a)	4.03; 12.05
(b)	N.A.
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
(f)	N.A.
315 (a)	7.01
(b)	7.05; 12.02
(c)	7.01
(d)	7.01
(e)	6.14
316 (a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12; 9.04
317 (a)(1)	6.08
(a)(2)	6.12
(b)	2.04
318 (a)	12.01
(b)	N.A.
(c)	12.01

N.A. means not applicable.
* This Cross-Reference Table is not part of this Indenture.

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TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

ARTICLE II

THE NOTES

ARTICLE III

REDEMPTION

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Page

SECTION 3.09.	Offers to Repurchase by Application of Excess Proceeds	72

ARTICLE IV

COVENANTS

ARTICLE V

SUCCESSORS

SECTION 5.01.	Merger, Consolidation or Sale of All or Substantially All Assets	109
SECTION 5.02.	Successor Person Substituted	112

ARTICLE VI

DEFAULTS AND REMEDIES

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ARTICLE VII

TRUSTEE

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

ARTICLE IX

ARTICLE IX AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.	Without Consent of Holders	129
SECTION 9.02.	With Consent of Holders	130

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		Page

SECTION 9.03.	Compliance with Trust Indenture Act	132
SECTION 9.04.	Revocation and Effect of Consents	132
SECTION 9.05.	Notation on or Exchange of Notes	133
SECTION 9.06.	Trustee to Sign Amendments, etc.	133
SECTION 9.07.	Payment for Consent	133
SECTION 9.08.	Additional Voting Terms; Calculation of Principal Amount	133

ARTICLE X

GUARANTEES

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.01.	Satisfaction and Discharge	137
SECTION 11.02.	Application of Trust Money	138

ARTICLE XII

MISCELLANEOUS

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		Page

SECTION 12.15.	Table of Contents, Headings, etc.	142
SECTION 12.16.	Qualification of Indenture	142

EXHIBITS

Exhibit A-1                          Form of Cash-Pay Note
Exhibit A-2                          Form of Toggle Note
Exhibit B                              Form of Certificate of Transfer
Exhibit C                              Form of Certificate of Exchange
Exhibit D                              Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

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SENIOR NOTES INDENTURE, dated as of December 3, 2007, among ALLTEL Corporation, a Delaware corporation (the “Company”), as one of the Guarantors (as defined herein), ALLTEL Communications, Inc., a Delaware corporation (“ACI”), Alltel Communications Finance, Inc., a Delaware corporation (the “Co-Issuer” and, together with ACI, the “Issuers” and each, an “Issuer”), the other Guarantors (as defined herein) and Wells Fargo Bank, National Association, as Trustee.

W  I  T  N  E  S  S  E T H

WHEREAS, each of the Issuers has duly authorized the issuance of up to (i) $5,200,000,000 in aggregate principal amount of senior cash-pay notes due 2015 and (ii) $2,500,000,000 in aggregate principal amount of senior pay-in-kind option notes due 2017;

WHEREAS, each of the Issuers has duly authorized the creation of an issue, on the Issue Date, of $1,000,000,000 principal amount of the Issuers’ Toggle Notes bearing interest rates of 10.375%  / 11.125% (together with any increases in the aggregate principal amount thereof, or any Related PIK Notes (as defined herein) with respect thereto, in each case in connection with any PIK Payment (as defined herein) with respect thereto, the “Initial Toggle Notes”);

WHEREAS, each of the Issuers and each of the Guarantors has duly authorized the execution and delivery of this Indenture (as defined herein);

NOW, THEREFORE, the Issuers, the Company, the other Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.  Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A-1 or Exhibit A-2 hereto, as the case may be, bearing the Global Note Legend, the Private Placement Legend and the Tax Legend (if applicable) and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the applicable series of Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)           Indebtedness of any other Person existing at the time when such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other

Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Additional Cash-Pay Notes” means Cash-Pay Notes (other than Exchange Notes) issued from time to time after the Issue Date under this Indenture in accordance with Sections 2.01 and 4.09 hereof, as part of the same series.

“Additional Interest” means all additional interest then owing pursuant to the applicable Registration Rights Agreement.

“Additional Notes” means Additional Cash-Pay Notes and Additional Toggle Notes.

“Additional Toggle Notes” means additional Toggle Notes (other than the Initial Toggle Notes, the Exchange Notes and any PIK Notes issued (and any increase in the aggregate principal amount of Toggle Notes) as a result of a PIK Payment) issued from time to time after the Issue Date under this Indenture in accordance with Sections 2.01 and 4.09 hereof, as part of the same series as the Initial Toggle Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and the Issuers may enforce such agreement against such participants.

“Applicable Premium” means, with respect to any Cash-Pay Note or Toggle Note, as the case may be, on any date of redemption, the greater of:

(1)           1.0% of the principal amount of such Cash-Pay Note or Toggle Note, as the case may be; and

(2)           the excess, if any, of (a) the present value at such date of redemption of (i) the redemption price of such Cash-Pay Note at the Cash-Pay Note Applicable Redemption Date or such Toggle Note at December 1, 2012 (such redemption price determined as set forth, with respect to any Cash-Pay Note, in the applicable supplemental indenture or, with respect to any Toggle Note,in the table set forth in Section 3.07(f) hereof), as the case may be, plus (ii) all required remaining scheduled interest payments due on such Cash-Pay Note through the Cash-Pay Note Applicable Redemption Date or such Toggle Note through December 1, 2012, as the case may be (with respect to the Toggle Notes, calculated based on the Cash Interest rate) (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points; over (b) the principal amount of such Cash-Pay Note or Toggle Note, as the case may be.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)           the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including, but not limited to, by way of a Sale and Lease-Back Transaction) of property or assets of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)           the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof), whether in a single transaction or a series of related transactions; in each case, other than:

(a)           any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b)           the disposition of all or substantially all of the assets of the Company or the Issuers in a manner permitted pursuant to the provisions described under Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c)           the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.07 hereof;

(d)           any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50.0 million;

(e)           any disposition of property or assets or the issuance of securities by a Restricted Subsidiary to the Company or a Restricted Subsidiary or by the Company to a Restricted Subsidiary;

(f)           to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)           the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h)           any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)           foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by this Indenture;

(j)           sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(k)           any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Closing Date, including, but not limited to, Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(l)           the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m)           the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n)           any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o)           the unwinding of any Hedging Obligations;

(p)           sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(q)           the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company are not material to the conduct of the business of the Company and the Restricted Subsidiaries taken as a whole.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“broker-dealer” has the meaning set forth in the applicable Registration Rights Agreement.

“Business Day” means each day that is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the place of payment.

“Capital Stock” means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)           in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time when any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1)           United States dollars;

(2)           Canadian dollars, yen, pounds sterling or euros;

(3)           securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)           certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)           repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)           commercial paper rated at least “P-2” by Moody’s or at least “A-2” by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7)           marketable short-term money market and similar funds having a rating of at least “P-2 or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8)           readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9)           readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an

Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10)           Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated “AAA-” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(11)           investment funds investing at least 90.0% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10) and (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) local currencies and other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this definition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Interest” means interest on the Toggle Notes to be paid entirely in cash.

“Cash-Pay Note Applicable Redemption Date” means, with respect to any Cash-Pay Note, the “Cash-Pay Note Applicable Redemption Date” as set forth in a supplemental indenture hereto pursuant to which such Cash-Pay Note is issued.

“Cash-Pay Notes” means any Additional Cash-Pay Notes and any Exchange Notes issued in exchange for Additional Cash-Pay Notes, each authenticated and delivered under this Indenture.

“Change of Control” means the occurrence of any of the following:

(1)           the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2)           the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise)

the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies; or

(3)           ACI ceases to be a direct Wholly-Owned Subsidiary of the Company or ACFI ceases to be an indirect or direct Wholly-Owned Subsidiary of the Company.

“Class,” when used in reference to any Note, shall refer to whether such Note is a Cash-Pay Note or a Toggle Note.

“Clearstream” means Clearstream Banking, Société Anonyme and its successors.

“Closing Date” means November 16, 2007.

“Co-Issuer” means Alltel Communications Finance, Inc. (“ACFI”), a direct wholly-owned subsidiary of ACI with nominal assets which conducts no operations, and its successors.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including, but not limited to, the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)           consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent that such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any

Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” with respect to other securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(2)           consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)           interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such Test Period to (b) EBITDA of the Company for such Test Period.

In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the end of the last day of the Test Period but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the first day of the Test Period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the Test Period or subsequent to the Test Period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the Test Period.  If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the Test Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, Investment, acquisition, disposition, merger or consolidation (including the Transaction) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, without duplication, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected, in good faith, to be realized).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1)           any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including Transaction fees and expenses), severance costs, relocation costs, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(2)           the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3)           any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(4)           any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded;

(5)           the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and, solely for the purpose of determining the amount available for Restricted Payments under clause (3)(A) of Section 4.07(a) hereof, the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends, distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period;

(6)           solely for the purpose of determining the amount available for Restricted Payments under clause (3)(A) of Section 4.07(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)           effects of adjustments (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8)           any after-tax effect of income (loss) from the early extinguishment of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(9)           any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10)           any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(11)           any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed), and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(12)           accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(13)           to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing 180 days and (b) in fact reimbursed within 365 days of the date of the insurable event (with a deduction for any amount so added back to the extent not so reimbursed within such 365 day period), expenses with respect to liability or casualty events or business interruption shall be excluded;

(14)           any non-cash compensation expense resulting from the application of Statement of Financial Accounting Standards No. 123R shall be excluded; and

(15)           the following items shall be excluded:

(a)           any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(b)           any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than clause (3)(D) of Section 4.07(a) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(D) of Section 4.07(a) hereof.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to (1) the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, debt obligations evidenced by bonds, notes, debentures or similar instruments, letters of credit or bankers’ acceptances (only to the extent of any unreimbursed drawings under letters of credit or bankers’ acceptances) and Obligations in respect of Capitalized Lease Obligations, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case on a consolidated basis in accordance with GAAP and less (3) the aggregate amount of all cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted under Section 4.12 hereof and Liens permitted under clause (23), clause (25) and subclauses (a) and (b) of clause (26) of the definition of Permitted Liens, included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Company, the Issuers and the Restricted Subsidiaries as of such date.  For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuers; provided that, for the avoidance of doubt, Consolidated Total Indebtedness shall not include Indebtedness in respect of any Qualified Securitization Facility (except to the extent it would constitute indebtedness on the consolidated balance sheet of the Company) or Hedging Obligations.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)           to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)           to advance or supply funds

(a)           for the purchase or payment of any such primary obligation, or

(b)           to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)           to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuers.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities, including the Senior Secured Credit Facilities, the Senior Interim Facility or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A-1 or Exhibit A-2 hereto, as the case may be, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date on which the Notes are no longer outstanding; provided that, if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or such Subsidiary in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any current or former employee, director, officer or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1)           increased (without duplication) by the following, in each case to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a)           provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes, foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (15) of the definition of “Consolidated Net Income”; plus

(b)           Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof); plus

(c)           Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d)           the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions after the Closing Date, costs related to the closure and/or consolidation of facilities; plus

(e)           any fees, expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by such Person and its Restricted Subsidiaries, by this Indenture (including a refinancing transaction or amendment or other modification of any debt instrument) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Senior Interim Facility, (ii) any amendment or other modification of the Notes, (iii) any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed and (iv) any charges or non-recurring merger costs as a result of any such transaction, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(f)           any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)           the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary, deducted (and not added back) in computing Consolidated Net Income; plus

(h)           the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors to the extent otherwise permitted under Section 4.11 hereof; plus

(i)           the amount of “run-rate” cost savings projected by the Company in good faith to result from actions either taken or expected to be taken within 12 months after the end of such period (which cost savings shall be subject only to certification by management of the Company and calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken); provided that (w) such cost savings and enhancements are reasonably identifiable and factually supportable, (x) no cost savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges related to such cost savings that are included in clause (d) above with respect to such period, (y) some portion of such benefit is expected to be realized within 12 months of taking such action, and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $150.0 million for any consecutive four-quarter period; plus

(j)           the amount of loss on sale of receivables, Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(k)           any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement or any distributor equity plan or agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interests of the Issuers (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof; plus

(l)           cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent that non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m)           Expenses Related to an Unplanned Network Outage in an aggregate amount not to exceed $100.0 million in any fiscal year net of the proceeds of any business interruption insurance;

(2)           decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a)           any non-cash gains increasing Consolidated Net Income for such period, excluding (A) any non-cash gains to the extent that they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (B) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(b)           any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(c)           the amount of any minority interest income consisting of Subsidiary losses attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)           public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2)           issuances to any Subsidiary of the Company; and

(3)           any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the Cash-Pay Notes and/or Toggle Notes, as the case may be, issued in an Exchange Offer pursuant to Section 2.06(f) hereof.

“Exchange Offer” as defined in the applicable Registration Rights Agreement as “Exchange Offer.”

“Exchange Offer Registration Statement” as defined in the applicable Registration Rights Agreement as “Exchange Offer Registration Statement.”

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuers from

(1)           contributions to its common equity capital; and

(2)           the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Company on the date on which such capital contributions are made or the date on which such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

“Existing Retained Indebtedness” means the Indebtedness of the Company and its Subsidiaries with respect to (i) the 7.00% notes due July 1, 2012, the 6.50% notes due November 1, 2013, the 7.00% notes due March 15, 2016, the 6.80% notes due May 1, 2029 and the 7.875% notes due July 1, 2032, in each case issued pursuant to an indenture dated as of January 1, 1987, as supplemented from time to time to the Closing Date, (ii) the Western Wireless Notes, (iii) the Promissory Note due 2012, dated as of July 31, 1980, issued by the Company (as successor in interest to Allied Telephone Company) to Snowden Disney and (iv) any Indebtedness of such Person that constitutes a refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) of the Indebtedness specified in clauses (i), (ii) and (iii).

“Expenses Related to an Unplanned Network Outage” means any expenses or other charges incurred by the Company or any Restricted Subsidiary within the first 12 months following any unplanned outage or shutdown of any Network or a portion thereof caused by natural disaster or otherwise, including (a) any expenses or charges relating to restarting any such Network or any portion thereof so that it may be placed back in service after such outage or shut-down, (b) roaming charges and other expenses incurred in connection with the purchases of network services provided by other wireless telecommunications companies to meet commitments to the subscribers of information and/or telecommunications services provided by the Company or any Restricted Subsidiary that would have been met in the period of such outage or shut-down, or expenses or other charges otherwise incurred to compensate such subscribers for such loss of services, in each case of the foregoing net of the expenses not in fact incurred (including electricity and other operating costs) that would have been incurred absent such outage or shut-down, and (c) any expenses or charges relating to starting-up, operating, maintaining and shutting-down of any other Network or a portion thereof that would not otherwise have been operating absent such outage or shut-down in order to meet commitments to the subscribers of information and/or telecommunications services provided by the Company or any Restricted Subsidiary that would have been met in the period of such outage or shut-down, including the electricity or other operating expenses to the extent in excess of the expenses not in fact incurred (including electricity and other operating costs) that would have been incurred absent such outage or shut-down.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.

“FCC” means Federal Communications Commission, or any Governmental Authority succeeding to any of its principal functions.

“FCC 700 MHz Auction” means the auction of wireless licenses in the 698-806 MHz band designated by the Federal Communications Commission as Auction 73 by Public Notice DA 07-3415 released August 17, 2007.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1)           Consolidated Interest Expense of such Person for such period;

(2)           all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3)           all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries, as determined in accordance with GAAP in good faith by the Issuers, without inter-company eliminations.

“GAAP” means generally accepted accounting principles in the United States of America which are in effect on the Closing Date.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A-1 or Exhibit A-2 hereto, as the case may be, issued in accordance with Section 2.01, 2.06(b), 2.06(d) or 2.06(f) hereof.

“Government Securities” means securities that are:

(1)           direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)           obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“GS Funds Registration Rights Agreement” means the registration rights agreement related to the Initial Toggle Notes, dated as of the Issue Date, among the Issuers, the Guarantors, GSMP V Onshore US, Ltd, GSMP V Offshore US, Ltd. and GSMP V Institutional US, Ltd.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under this Indenture and the Notes.

“Guarantor” means each of the Company and its Subsidiaries (other than the Issuers) that guarantees the Notes in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any if the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1)           any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)           in respect of borrowed money;

(b)           evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)           representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable;

(d)           representing the net obligations under any Hedging Obligations; or

(e)           during a Suspension Period only, obligations of the lessee for rental payments in respect of Sale and Lease-back Transactions in an amount equal to the present value of such obligations during the remaining term of the lease using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Company appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded;

(2)           to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)           to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of any Qualified Securitization Facility (except to the extent it would constitute indebtedness on the consolidated balance sheet of the Company).

“Indenture” means this Senior Notes Indenture as originally executed and as may be amended from time to time or supplemented by one or more supplemental indentures.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Purchasers” means Citigroup Global Markets Inc., Goldman, Sachs & Co., Barclays Capital Inc. and Greenwich Capital Markets, Inc.

“Initial Toggle Notes” has the meaning set forth in the recitals hereto.

“Interest Payment Date” means (1) with respect to any Initial Toggle Notes or any Exchange Notes issued in exchange therefor, December 1 and June 1 of each year to stated maturity and (2) with respect to any other Notes, the dates provided in the supplemental indenture hereto relating to the issuance of such Notes.  If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day and no interest shall accrue for the intervening period.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)           debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuers and their respective Subsidiaries;

(3)           investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)           corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers and consultants in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(1)           “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time when such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)           the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)           the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)           any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

“Investors” means GS Capital Partners VI Fund, L.P. and TPG Partners V, L.P., and, if applicable, each of their respective Affiliates and funds or partnerships managed by any of them or their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means December 3, 2007.

“Issuers” has the meaning set forth in the recitals hereto.

“Issuers’ Order” means a written request or order signed on behalf of the Issuers by an Officer of each of the Issuers, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the applicable Issuer, and delivered to the Trustee.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuers and sent to all Holders for use by such Holders in connection with an Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Fee Agreement” means the management agreement between certain of the management companies associated with the Investors or their advisors, if applicable, and the Company.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Company (or its direct parent or any of its Subsidiaries) who are holders of Equity Interests of the Issuers or any of their direct or indirect parent companies on the Closing Date or will become holders of such Equity Interests in connection with the Transactions.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on unsubordinated indebtedness required (other than required by clause (1) of Section 4.10(b) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Cash-Pay Notes and the Toggle Notes and more particularly means any Note authenticated and delivered under this Indenture.  The Cash-Pay Notes and Toggle Notes (including, in each case, any Exchange Notes) are separate series of Notes, but shall be treated as a single class for all purposes under this Indenture, except as set forth herein.  For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to refer to Notes of the applicable series.  For purposes of this Indenture, all references to “principal amount” of the Notes shall include any PIK Notes issued in respect thereof (and any increase in the principal amount thereof) as a result of a PIK Payment.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the confidential offering memorandum, dated November 16, 2007, relating to the sale of the Initial Toggle Notes.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or the Issuers.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee.  The counsel may be an employee of or counsel to the Company, the Issuers or the Trustee.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10 hereof.

“Permitted Holders” means each of the Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies; provided, further, that, for purposes of calculating the “beneficial ownership” of any group, a Management Stockholder shall not be attributed “beneficial ownership” of the Voting Stock of any unaffiliated person that is not itself a Permitted Holder. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)           any Investment in the Company or any Restricted Subsidiary;

(2)           any Investment in Cash Equivalents or Investment Grade Securities;

(3)           any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary; or

(b)           such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, it being understood that any Investment held by such Person shall be deemed a Permitted

Investment; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)           any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under Section 4.10 hereof;

(5)           any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Indenture;

(6)           any Investment acquired by the Company or any Restricted Subsidiary:

(a)           in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(b)           in satisfaction of judgments against other Persons; or

(c)           as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)           Hedging Obligations permitted under clause (10) of Section 4.09(b) hereof;

(8)           any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (a) $500.0 million and (b) 2.0% of Total Assets;

(9)           Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a) hereof;

(10)           guarantees of Indebtedness permitted under Section 4.09(b) hereof;

(11)           any transaction to the extent that it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (2), (5) and (9) thereof);

(12)           Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)           additional Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent that the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $1,250.0 million and (b) 3.75% of Total Assets;

(14)           Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuers are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15)           advances to, or guarantees of Indebtedness of, employees not in excess of $25.0 million outstanding at any one time, in the aggregate;

(16)           loans and advances to employees, directors and officers for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuers or any direct or indirect parent company thereof;

(17)           advances, loans or extensions of trade credit in the ordinary course of business by the Company or any Restricted Subsidiary;

(18)           any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19)           Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20)           Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(21)           Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(22)           repurchases of the Notes; and

(23)           any purchase or other acquisition of licenses and rights made in connection with the FCC 700 MHz Auction.

“Permitted Liens” means, with respect to any Person:

(1)           pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance, old-age pensions, other social security benefits or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)           Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)           Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)           minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)           Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (13) or (26) of Section 4.09(b) hereof; provided that (a) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to Refinancing Indebtedness that serves to refund or refinance Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (4) of Section 4.09(b) hereof, (b) Liens securing Indebtedness permitted to be incurred pursuant to clause (26) extend only to the assets of Foreign Subsidiaries and (c) Liens securing Indebtedness,

Disqualified Stock or Preferred Stock to be incurred pursuant to clause (4) of Section 4.09(b) hereof extend only to the assets so financed, purchased, constructed or improved;

(7)           Liens existing on the Closing Date;

(8)           Liens on property or shares of stock or other assets of a Person at the time when such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided,further, that such Liens may not extend to any other property or other assets owned by the Company or any Restricted Subsidiary;

(9)           Liens on property or other assets at the time when the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided,further, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(10)           Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(11)           Liens securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12)           Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)           leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary and do not secure any Indebtedness;

(14)           Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding operating leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(15)           Liens in favor of the Issuers, the Company or any other Guarantor;

(16)           Liens on inventory or equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s clients;

(17)           Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18)           Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time when the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19)           deposits made in the ordinary course of business to secure liability to insurance carriers;

(20)           additional Liens securing obligations in an aggregate amount at any one time outstanding not to exceed the greater of (a) $100.0 million and (b) 1.0% of Total Assets determined as of the date of incurrence;

(21)           Liens securing judgments for the payment of money not constituting an Event of Default described in clause (5) of Section 6.01 hereof so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23)           Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)           Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)           Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(27)           Liens securing obligations owed by the Company or any Restricted Subsidiary to any lender under the Senior Secured Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(28)           [Reserved];

(29)           Liens securing Indebtedness the proceeds of which are used to develop or construct new facilities (or any improvements to existing facilities) or equipment (or any improvements to existing equipment) designed primarily for the purpose of air or water pollutions control; provided that such Indebtedness is permitted to be incurred by the terms of this Indenture and such Liens do not extend to any assets of the Company or the Restricted Subsidiaries other than the assets acquired or improved with the proceeds of the Indebtedness secured by such Lien;

(30)           any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(31)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(32)           Liens solely on any cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement;

(33)           ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(34)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(35)           Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(36)           Liens securing obligations in respect of any Sale and Lease-Back Transaction to the extent such Liens relate only to property, equipment or other fixed or capital assets that are the subject of such Sale and Lease-Back Transaction;

(37)           Liens on the assets of non-guarantor Subsidiaries securing Indebtedness of the Company or the Restricted Subsidiaries that were permitted by the terms of this Indenture to be incurred; and

(38)           Liens securing Indebtedness permitted to be incurred pursuant to clause (23) of Section 4.09(b) hereof.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” means interest paid with respect to the Toggle Notes in the form of increasing the outstanding principal amount of the Toggle Notes or issuing PIK Notes.

“PIK Notes” means additional Toggle Notes issued under this Indenture on the same terms and conditions as the Initial Toggle Notes in connection with a PIK Payment.  For purposes of this Indenture, all references to “PIK Notes” shall include the Related PIK Notes.

“PIK Payment” means an interest payment with respect to the Toggle Notes made by increasing the outstanding principal amount of the Toggle Notes or issuing PIK Notes.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the board of directors of the Issuers shall have determined in good faith that such Securitization Facility

(including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuers and the applicable Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuers) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuers) or (2) constituting a receivables financing facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Record Date” for the interest or Additional Interest, if any, payable on any applicable Interest Payment Date means (1) with respect to any Initial Toggle Note and any Exchange Note issued in exchange therefor, November 15 and May 15 (whether or not a Business Day) and (2) with respect to any other Note, the dates set forth in the supplemental indenture relating to the issuance of such Notes, and, in each case, immediately preceding such Interest Payment Date.

“Registration Rights Agreement” means (1) the registration rights agreement related to the Initial Toggle Notes, dated as of the Issue Date, among the Issuers, the Guarantors and the Initial Purchasers, (2) the GS Funds Registration Rights Agreement and (3) with respect to any Additional Notes, any registration rights agreement among the Issuers and the other parties thereto relating to the registration by the Issuers of such Additional Notes under the Securities Act, in each case as such agreement’s may be amended, modified or supplemented from time to time.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A-1 or Exhibit A-2 hereto, as the case may be, bearing the Global Note Legend, the Private Placement Legend and the Tax Legend (if applicable) and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note of the applicable series upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A-1 or Exhibit A-2 hereto, as the case may be, bearing the Global Note Legend, the Private Placement Legend, the Regulation S Temporary Global Note Legend and the Tax Legend (if applicable) and deposited with or on behalf of, and registered in the name of, the

Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes of the applicable series initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related PIK Notes” means, with respect to Toggle Notes, (1) each PIK Note issued in connection with a PIK Payment on such Toggle Notes and (2) each additional PIK Note issued in connection with a PIK Payment on a Related PIK Note with respect to such Toggle Notes.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued pursuant to Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means, at any time, unless otherwise specified, each of the Issuers and any other direct or indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment related to the Specified Contract Rights subject to a Qualified Securitization Facility that is a securitization financing facility (and not a receivables financing facility) and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuers or any other Restricted Subsidiary (other than a Securitization Subsidiary) pursuant to which any of the Issuers or such Restricted Subsidiary sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Interim Facility” means the interim loan agreement, dated as of the Closing Date by and among the Issuers, as borrower, and the Guarantors, as guarantors, the lenders party thereto in their capacities as lenders thereunder and Citibank N.A., as administrative agent, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications or restatements thereof.

“Senior Secured Credit Facilities” means the term loan facility and revolving credit facility under the Credit Agreement to be entered into as of the Closing Date by and among the Issuers, as borrower, the Guarantors, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc. (“CGMI”) and Goldman Sachs Credit Partners L.P. (“GSCP”), as joint lead arrangers, CGMI, GSCP, Barclays Capital, the investment banking division of Barclays Bank PLC, and RBS Securities Corporation, as joint bookrunners, Barclays Bank PLC and The Royal Bank of Scotland, as co-documentation agents, and lenders party thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof).

“Senior Secured Indebtedness” means any Consolidated Total Indebtedness that is secured by a Lien.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of the aggregate outstanding Senior Secured Indebtedness of the Company and the Restricted Subsidiaries (including the Issuers) as of such date on a consolidated basis in accordance with GAAP to (y) the aggregate amount of EBITDA for the most recent Test Period.

In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Senior Secured Indebtedness (other than Senior Secured Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the end of the last day of the Test Period but prior to or simultaneously with the event for which the calculation of the Senior Secured Leverage Ratio is made (the “Calculation Date”), then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of such Senior Secured Indebtedness as if the same had occurred on the first day of the Test Period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the Test Period or subsequent to the Test Period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the Test Period.  If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the Test Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, Investment, acquisition, disposition, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected, in good faith, to be realized).

“Shelf Registration Statement” as defined in the applicable Registration Rights Agreement as “Shelf Registration Statement.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” means (1) any business engaged in by the Company or any Restricted Subsidiary on the Closing Date, and (2) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company or any Restricted Subsidiary is engaged on the Closing Date.

“Specified Contract Rights” means certain intellectual property licenses, agreements or other contracts giving rise to not more than $50.0 million of annual accounts receivable, royalty or other intellectual property revenue streams or other rights to payment.

“Subordinated Indebtedness” means, with respect to the Notes,

(1)           any Indebtedness of the Issuers which is by its terms expressly subordinated in right of payment to the Notes, and

(2)           any Indebtedness of any Guarantor which is by its terms expressly subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1)           any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2)           any partnership, joint venture, limited liability company or similar entity of which

(a)           more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b)           such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.  For the avoidance of doubt, each of the Issuers is a Subsidiary of the Company as of the Closing Date.

“Tax Legend” means the legend set forth in Section 2.06(g)(iv) hereof to be placed on all Toggle Notes and all Cash-Pay Notes offered with “original issue discount” (as defined in Section 1273(a)(1) of the Code), issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which internal financial statements for each quarter or fiscal year in such period are available.

“Toggle Notes” means the Initial Toggle Notes, any Exchange Notes issued in exchange therefor, any Additional Toggle Notes and any Related PIK Notes issued in respect of any Toggle Notes (and any increase in the principal amount of any of the foregoing) as a result of a PIK Payment.

“Total Assets” means the total assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of May 20, 2007, by and among the Company, Atlantis Merger Sub, Inc. and Atlantis Holdings LLC, as the same may be amended prior to the Closing Date.

“Transactions” means the transactions contemplated by the Transaction Agreement and borrowings under the Senior Secured Credit Facilities and the Senior Interim Facility as in effect on the Closing Date.

“Treasury Rate” means, as of any date of redemption, the yield to maturity as of such date of redemption of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date of redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of redemption to the Cash-Pay Note Applicable Redemption Date, in the case of any Cash-Pay Notes, and December 1, 2012, in the case of the Toggle Notes; provided that if the period from the date of redemption to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means Wells Fargo Bank, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A-1 or Exhibit A-2 attached hereto, as the case may be, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means, at any time, unless otherwise specified,

(1)           any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any of its Subsidiaries (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding the Issuers) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any of its Subsidiaries (other than any Subsidiary of the Subsidiary to be so designated); provided that

(1)           any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2)           such designation complies with Section 4.07 hereof; and

(3)           each of (a) the Subsidiary to be so designated and  (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)           the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio Test described in Section 4.07(a) hereof; or

(2)           the Consolidated Leverage Ratio of the Company and the Restricted Subsidiaries would be lower than the Consolidated Leverage Ratio for the Company and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof, giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)           the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such

Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)           the sum of all such payments.

“Western Wireless Notes” means the 4.625% notes due 2023, issued pursuant to the Indenture dated as of June 11, 2003 by and between Western Wireless Corporation, as issuer, and The Bank of New York, as trustee, as supplemented by the First Supplemental Indenture dated as of August 1, 2005, by and among Western Wireless LLC (as successor in interest to Western Wireless Corporation), the Company, as guarantor, and The Bank of New York, as trustee.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02.  Other Definitions.
Term	Defined in Section
“Acceptable Commitment”	4.10
“Affiliate Transaction”	4.11
“Applicable Premium Deficit”	8.04
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Consolidated Leverage Ratio Test”	4.07
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Optional Interest Repayment”	4.01
“Optional Interest Repayment Amount”	4.01

“Optional Interest Repayment Date”	4.01
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“Purchase Date”	3.09
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Restricted Payments”	4.07
“Reversion Date”	4.16
“Second Commitment”	4.10
“Successor Company”	5.01
“Successor Guarantor”	5.01
“Successor Issuer”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.16
“Suspension Date”	4.16
“Suspension Period”	4.16
“Taxes”	4.05
“Treasury Capital Stock”	4.07

SECTION 1.03.  Incorporation by Reference of Trust Indenture Act.  Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security Holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and “obligor” on the Notes and the Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

SECTION 1.04.  Rules of Construction.  Unless the context otherwise requires:

(a)  a term has the meaning assigned to it;

(b)  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)  “or” is not exclusive;

(d)  “including” means including without limitation;

(e)  words in the singular include the plural, and in the plural include the singular;

(f)  “will” shall be interpreted to express a command;

(g)  provisions apply to successive events and transactions;

(h)  references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i)  unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j)  the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(k)  all references to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest.

SECTION 1.05.  Acts of Holders.

(a)  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing.  Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments is delivered to the Trustee and, where it is hereby expressly required, to the Issuers.  Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section 1.05.

(b)  The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof.  Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)  The ownership of Notes shall be proved by the Note Register.

(d)  Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(e)  The Issuers may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders.  Unless otherwise specified, if not set by the Issuers prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)  Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.  Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g)  Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC, that is a Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h)  The Issuers may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders.  If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date.  No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE II

THE NOTES

SECTION 2.01.  Form and Dating; Terms.

(a)  General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A-1 (in the case of Cash-Pay Notes) or Exhibit A-2 (in the case of Toggle Notes) hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and, if a PIK Payment is made, in denominations of $1.00 and any integral multiple of $1.00 in excess of $1.00, subject to the issuance of certificated PIK Notes as set forth in Exhibit A-2.

(b)  Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A-1 (in the case of Cash-Pay Notes) or Exhibit A-2 (in the case of Toggle Notes) hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A-1 (in the case of Cash-Pay Notes) or Exhibit A-2 (in the case of Toggle Notes) hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)  Temporary Global Notes.  Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

Following (i) the termination of the applicable Restricted Period and (ii) the receipt by the Trustee of (A) a certification or other evidence in a form reasonably acceptable to the Issuers of non-United States beneficial ownership of 100% of the aggregate principal amount of each Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof) and (B) an Officer’s Certificate from any of the Issuers, the Trustee shall remove the Regulation S Temporary Global Note Legend from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)  Terms.  The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

For any interest period through December 1, 2012, the Issuers may, at their option, elect to pay interest on the Toggle Notes (i) entirely in Cash Interest, (ii) entirely in PIK Interest or (iii) 50.0% as Cash Interest and 50.0% as PIK Interest.  The Issuers must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of each interest period.  The Trustee shall promptly deliver a corresponding notice to the Holder of the Toggle Notes.  In the absence of such an election for any interest period, interest on the Notes will be payable in the form of the interest payment for the prior interest period.   For the initial interest period and for each interest period after December 1, 2012, the Issuers shall make all interest payments on the Toggle Notes in cash.

Upon the issuance of any Additional Notes, the Company, the Issuers, the Guarantors and the Trustee shall enter into a supplemental indenture dated as of the date of such issuance and setting forth the terms of such Notes not set forth in this Indenture as in effect on the Issue Date or modifying or supplementing the terms of such Additional Notes from those set forth in this Indenture.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuers pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof.  The Notes shall not be redeemable, other than as provided in Article III hereof.

Additional Notes ranking pari passu with the Initial Toggle Notes may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall (i) in the case of Additional Toggle Notes, be consolidated with and form a single class with the Initial Toggle Notes and shall have the same terms as to status, redemption or otherwise as the Initial Toggle Notes and (ii) in the case of Additional Cash-Pay Notes, be consolidated with and form a single class with the Cash-Pay Notes and shall have the terms as to status, redemption or otherwise as are set forth in the Supplemental Indenture relating to the issuance of such Notes; provided that the Issuers’ ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09 hereof; provided, further,  that in connection with the payment of PIK Interest, the Issuers are entitled to, without the consent of the Holders (and without regard to any restrictions or limitations set forth in Section 4.09 hereof), increase the outstanding principal amount of the Toggle Notes or issue PIK Notes.  Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

(e)  Euroclear and Clearstream Applicable Procedures.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream and this Indenture shall not govern such transfers.

SECTION 2.02.  Execution and Authentication.  At least one Officer of each of the Issuers shall execute the Notes on behalf of the applicable Issuer by manual or facsimile signature.

If an Officer of the Company or any of the Issuers whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form provided for in Exhibit A-1 (in the case of Cash-Pay Notes) or Exhibit A-2 (in the case of Toggle Notes) attached hereto, as the case may be, by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuers’ Order (an “Authentication Order”), authenticate and deliver the Initial Toggle Notes in the aggregate principal amount or amounts specified in such Authentication Order.  In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes, Exchange Notes or PIK Notes (or increases in the principal amount of any Toggle Notes) as a result of a PIK Payment for an aggregate principal amount specified in such Authentication Order for such Additional Notes, Exchange Notes or PIK Notes (or increases in the principal amount of any Toggle Notes) issued or increased hereunder.

On any Interest Payment Date on which the Issuers pay PIK Interest with respect to a Global Note, the Trustee shall increase the principal amount of such Global Note by an amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period on the principal amount of such Global Note as of the relevant Record Date for such Interest Payment Date, to the credit of the Holders on such Record Date and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such increase. On any Interest Payment Date on which the Issuers pay PIK Interest by issuing definitive PIK Notes, the principal amount of any such PIK Notes issued to any Holder, for the relevant interest period as of the relevant Record Date for such Interest Payment Date, shall be rounded up to the nearest $1.00.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of any of the Issuers.

SECTION 2.03.  Registrar and Paying Agent.  The Issuers shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange.  The registered Holder of a Note will be treated as the owner of the Note for all purposes.  The Issuers may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agents.  The Issuers initially appoint the Trustee as Paying Agent.  The Issuers may change any Paying Agent or Registrar without prior notice to any Holder.  The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall, to the extent that it is capable, act as such.  The Issuers or any domestic Subsidiary of ACI may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes representing the Notes.

The Issuers initially appoint the Trustee to act as the Registrar for the Notes.

SECTION 2.04.  Paying Agent to Hold Money in Trust.  The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or Cash Interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustees.  The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) shall have no further liability for the money.  If any of the Issuers or a Subsidiary of ACI acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05.  Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Section 312(a) of the Trust Indenture Act.  If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuers shall otherwise comply with Section 312(a) of the Trust Indenture Act.

SECTION 2.06.  Transfer and Exchange.

(a)  Transfer and Exchange of Global Notes.  Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto.  A beneficial interest in a Global Note may not be exchanged for a Definitive Note of the same series unless (A) the Depositary (x) notifies the Issuers that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuers within 120 days, (B) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Definitive Notes (although Regulation S Temporary Global Notes at the Issuers’ election pursuant to this clause may not be exchanged for Definitive Notes prior to (1) the expiration of the applicable Restricted Period and (2) the receipt of any certificate required pursuant to Rule 903(b)(3)(ii)(B)) or (C) upon the request of a Holder if there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.  Upon the occurrence of any of the preceding events in (A) above, Definitive Notes delivered in exchange for any Global Note of the same series or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note of the same series or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive

Notes issued subsequent to any of the preceding events in (A), (B) or (C) above and pursuant to Section 2.06(c) hereof.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, that beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b)  Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)  Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that prior to the expiration of the applicable Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A.  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)  All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B).  Upon consummation of an Exchange Offer by the

Issuers in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the applicable Letter of Transmittal or in an Agent’s Message delivered by the Holder of such beneficial interests in the Restricted Global Notes.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)  Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)  if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B)  if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)  Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and:

(A)  such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement;

(B)  such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C)  such transfer is effected by a broker-dealer pursuant to an Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D)  the Registrar receives the following:

(1)  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an

Unrestricted Global Note of the same series, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)  if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)  Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)  Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in subsection (A) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A)  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)  if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)  if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)  if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)  if such beneficial interest is being transferred to the Company or any Subsidiary of the Company, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)  if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)  Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes.  Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B), except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)  Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (A) of Section 2.06(a) hereof and if:

(A)  such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement;

(B)  such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C)  such transfer is effected by a broker-dealer pursuant to an Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D)  the Registrar receives the following:

(1)  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)  if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)  Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (A) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant.  The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)  Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)  Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)  if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)  if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)  if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)  if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)  if such Restricted Definitive Note is being transferred to the Company or any Subsidiary of the Company, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)  if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii)  Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)  such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement;

(B)  such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C)  such transfer is effected by a broker-dealer pursuant to an Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D)  the Registrar receives the following:

(1)  if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)  if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)  Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)  Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)  Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)  if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)  if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C)  if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii)  Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)  such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement;

(B)  any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C)  any such transfer is effected by a broker-dealer pursuant to an Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D)  the Registrar receives the following:

(1)  if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)  if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)  Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)  Exchange Offer.  Upon the occurrence of an Exchange Offer in accordance with the applicable Registration Rights Agreement, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes of the same series tendered for acceptance by Persons that certify in the applicable Letters of Transmittal or in an Agent’s Message that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of any of the Issuers, and accepted for exchange in the applicable Exchange Offer and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes of the same series tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuers, and accepted for exchange in the applicable Exchange Offer.  Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuers shall execute and the Trustee shall authenticate and mail to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the applicable principal amount.  Any Notes that remain outstanding after the consummation of the applicable Exchange Offer, and Exchange Notes issued in connection with such Exchange Offer, shall be treated as a single class of securities under this Indenture.

(g)  Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)  Private Placement Legend.

                                               (A)  Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS OR ANY GUARANTOR SO REQUESTS), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH

PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

                                               (B)  Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)  Global Note Legend.  Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY

PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)  Regulation S Temporary Global Note Legend.  The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(iv)  Tax Legend.  The Global Note with respect to the Toggle Notes and any Cash-Pay Notes issued with original issue discount, under this Indenture, and each Definitive Note with respect to the Toggle Notes and any Cash-Pay Notes issued with original issue discount, under this Indenture, shall bear the legend in substantially the following form:

“THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTION 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  YOU MAY CONTACT THE CHIEF FINANCIAL OFFICER OF ALLTEL COMMUNICATIONS, INC., ONE ALLIED DRIVE, LITTLE ROCK, ARKANSAS 72202, WHO WILL PROVIDE YOU WITH THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THE NOTE.”

(h)  Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)  General Provisions Relating to Transfers and Exchanges.

(i)  To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)  No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii)  The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection or (B) to register the transfer of or to exchange a Note between a Record Date with respect to such Note and the next succeeding Interest Payment Date with respect to such Note.

(iv)  Neither the Registrar nor the Issuers shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(v)  All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi)  Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii)  Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.02 hereof, the Issuers shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)  At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency.  Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix)  All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x)  The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository Participant or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07.  Replacement Notes.  If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuers and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08.  Outstanding Notes.  The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because any of the Issuers or a Guarantor or an Affiliate of any of the Issuers or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than an Issuer or a Guarantor or an Affiliate of an Issuer or a Guarantor) holds, on a date of redemption or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09.  Treasury Notes.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by any of the Issuers or a Guarantor or by any Affiliate of any of the Issuers or a Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded.  Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not an Issuer or a Guarantor or an Affiliate of any of the Issuers or a Guarantor.

SECTION 2.10.  Temporary Notes.  Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11.  Cancellation.  The Issuers at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange Act).  Certification of the cancellation of all surrendered Notes shall be delivered to the Issuers.  The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.  Defaulted Interest.  If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Issuers may pay the defaulted interest to the Persons who are Holders on a subsequent special record date.  The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12.  The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  The Trustee shall promptly notify the Issuers of any such special record date.  At least 15 days before any such special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall mail or cause to be mailed, first-class postage prepaid, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13.  CUSIP/ISIN Numbers.  The Issuers in issuing the Notes may use CUSIP and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuers will as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

SECTION 2.14.  Calculation of Principal Amount of Securities.  The aggregate principal amount of the Notes, at any date of determination, shall be the sum of (1) the principal amount of the Cash-Pay Notes at such date of determination plus (2) the principal amount of the Toggle Notes (including any PIK Notes issued in respect thereof, and any increase in the principal amount thereof, as a result of a PIK Payment) at such date of determination.  With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes (and not solely the Cash-Pay Notes, or the Toggle Notes as provided for in Sections 6.02 and 6.06 and the proviso to the first sentence of Section 9.02), such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.08 and Section 2.09 of this Indenture.  Any such calculation made pursuant to this Section 2.14 shall be made by the Issuers and delivered to the Trustee pursuant to an Officer’s Certificate of any of the Issuers.

ARTICLE III

REDEMPTION

SECTION 3.01.  Notices to Trustee.  If the Issuers elect to redeem Cash-Pay Notes or Toggle Notes, as the case may be, pursuant to Section 3.07 hereof, they shall furnish to the Trustee, at least two Business Days before notice of redemption is required to be delivered to Holders pursuant to Section 3.03 hereof but not more than 60 days before the date of redemption, an Officer’s Certificate of any of the Issuers setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the date of redemption, (iii) the principal amount of the Cash-Pay Notes or Toggle Notes, as the case may be, to be redeemed and (iv) the redemption price.

SECTION 3.02.  Selection of Notes to Be Redeemed.  If less than all of any series of Notes are to be redeemed at any time, the Trustee shall select the Notes in such series to be redeemed (a) if the Notes in such series are listed on an exchange, in compliance with the requirements of such exchange, or (b) on a pro rata basis among such series to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method the Trustee shall deem fair and appropriate.  In the event of partial redemption by lot, the particular Notes in such series to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the date of redemption by the Trustee from the outstanding Notes in such series not previously called for redemption.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  No Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03.  Notice of Redemption.  Subject to Section 3.09 hereof, the Issuers shall deliver electronically, mail or cause to be mailed by first-class mail notices of redemption at least 30 days but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be delivered more than 60 days prior to a date of redemption if the notice is issued in connection with Article VIII or Article XI hereof.  Except pursuant to a notice of redemption delivered in accordance with a redemption pursuant to Section 3.07(c) or 3.07(d) hereof, notices of redemption may not be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(a)  the date of redemption;

(b)  the redemption price;

                (c)  if any Definitive Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the date of redemption upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note;

(d)  the name and address of the Paying Agent;

(e)  that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)  that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the date of redemption;

(g)  the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

                                (h)  the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes; and

(i)  if in connection with a redemption pursuant to Section 3.07(c) or 3.07(d) hereof, any condition to such redemption.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at their expense; provided that the Issuers shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be delivered to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate of any of the Issuers requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If any series of Notes are listed on an exchange, and the rules of such exchange so require, the Issuers will notify the exchange of any such redemption and, if applicable, of the principal amount of any Notes outstanding following any partial redemption of Notes.

SECTION 3.04.  Effect of Notice of Redemption.  Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the date of redemption at the redemption price (except as provided for in Sections 3.07(c) or 3.07(d) hereof).  The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.  Subject to Section 3.05 hereof, on and after the date of redemption, interest ceases to accrue on Notes or portions of Notes called for redemption.

SECTION 3.05.  Deposit of Redemption Price.

(a)  Prior to 11:00 a.m. (New York City time) on the date of redemption, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that date of redemption.  The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b)  If the Issuers comply with the provisions of the preceding paragraph (a), on and after the date of redemption, interest shall cease to accrue on the applicable series of Notes or the portions of Notes called for redemption.  If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the date of redemption shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the date of redemption until such principal is paid, and to the extent lawful on any interest accrued to the date of redemption not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06.  Notes Redeemed in Part.  Upon surrender of a Definitive Note that is redeemed in part, the Issuers shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Cash-Pay Note or Toggle Note (other than PIK Notes) will be in a principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000.  It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate of any of the Issuers is required for the Trustee to authenticate such new Note.

SECTION 3.07.  Optional Redemption.

(a)  At any time prior to the Cash-Pay Note Applicable Redemption Date, the Issuers may redeem all or a part of the Cash-Pay Notes upon notice in accordance with Section 3.03 hereof, at a redemption price equal to 100.0% of the principal amount of the Cash-Pay Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest thereon and Additional Interest, if any, to, the date of redemption, subject to the right of Holders of Cash-Pay Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)  At any time prior to December 1, 2012, the Issuers may redeem all or a part of the Toggle Notes upon notice in accordance with Section 3.03 hereof, at a redemption price equal to 100.0% of the principal amount of such Toggle Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest thereon and Additional Interest, if any, to, the date of redemption, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(c)  Until the date set forth in the applicable supplemental indenture, the Issuers may, at their option, redeem up to 40.0% of the aggregate principal amount of the Cash-Pay Notes issued under this Indenture at a redemption price equal to 100.0% of the aggregate principal amount thereof, plus a premium equal to the stated interest rate per annum on the Cash-Pay Notes, plus accrued and unpaid interest thereon and Additional Interest, if any, to the date of redemption (subject to the right of Holders of Cash-Pay Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) with the net cash proceeds received by the Company or any direct or indirect parent company thereof from one or more Equity Offerings; provided that (i) at least 50.0% of the aggregate principal amount of Cash-Pay Notes issued under this Indenture prior to the applicable date of redemption remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 90 days of the date of closing of each such Equity Offering.  Notice of any redemption may, at the Issuers’ option, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering.

(d)  Until December 1, 2010, the Issuers may, at their option, redeem up to 40.0% of the aggregate principal amount of the Toggle Notes issued under this Indenture at a redemption price equal to 110.375% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the date of redemption (subject to the right of Holders of Toggle Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) with the net cash proceeds received by the Company or any direct or indirect parent company thereof from one or more Equity Offerings; provided that (i) at least 50.0% of the aggregate principal amount of Toggle Notes issued under this Indenture and the principal amount of any Additional Notes that are Toggle Notes issued under this Indenture prior to the applicable date of redemption remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 90 days of the date of closing of each such Equity Offering.  Notice of any redemption may, at the Issuers’ option, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering.

(e)  Except pursuant to clause (a) or (c) of this Section 3.07, the Cash-Pay Notes will not be redeemable at the Issuers’ option prior to the Cash-Pay Note Applicable Redemption Date.  Except pursuant to clause (b) or (d) of this Section 3.07, the Toggle Notes will not be redeemable at the Issuers’ option prior to November 1, 2012.

(f)  On and after the Cash-Pay Note Applicable Redemption Date, the Issuers may redeem the Cash-Pay Notes, in whole or in part, upon notice in accordance with Section 3.03 hereof at the redemption prices (expressed as percentages of principal amount of the Cash-Pay Notes to be redeemed) set forth in the supplemental indenture relating to the issuance of such Cash-Pay Notes, plus accrued and unpaid interest, if any, to the date of redemption, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(g)  On and after December 1, 2012, the Issuers may redeem the Toggle Notes, in whole or in part, upon notice in accordance with Section 3.03 hereof at the redemption prices (expressed as percentages of principal amount of the Toggle Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the date of redemption, subject to the right of Holders of Toggle Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on December 1 of each of the years indicated below:

Year	Redemption Price
2012	105.188%
2013	103.458%
2014	101.729%
2015 and thereafter	100.000%

(h)  Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

SECTION 3.08.  Mandatory Redemption.  The Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09.  Offers to Repurchase by Application of Excess Proceeds.

(a)  In the event that, pursuant to Section 4.10 hereof, the Issuers shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b)  The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a prorata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)  If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d)  Upon the commencement of an Asset Sale Offer, the Issuers shall deliver electronically or send, by first-class mail, postage prepaid, a notice to each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The Asset Sale Offer shall be made to all Holders and holders of such Pari Passu Indebtedness.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)  that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii)  the Offer Amount, the purchase price and the Purchase Date;

(iii)  that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)  that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(v)  that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in an amount not less than $2,000;

(vi)  that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuers, the Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii)  that Holders shall be entitled to withdraw their election if any of the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)  that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and the Issuers shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in an amount not less than $2,000 are purchased); and

(ix)  that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e)  On or before the Purchase Date, the Issuers shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate of any of the Issuers stating the aggregate principal amount of Notes or portions thereof so tendered.

(f)  Any of the Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate of any of the Issuers is required for the Trustee to authenticate and deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased.  Any Note not so accepted shall be promptly delivered by the Issuers to the Holder thereof.  The Issuers shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g)  Prior to 11:00 a.m. (New York City time) on the Purchase Date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that Purchase Date.  The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

ARTICLE IV

COVENANTS

SECTION 4.01.  Payment of Notes.  The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and Cash Interest shall be considered paid on the date due if the Paying Agent, if other than the Issuers or a Guarantor or an Affiliate of any of the Issuers or a Guarantor, holds as of 11:00 a.m. New York City time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and Cash Interest then due.  PIK Interest shall be considered paid on the date due if the Trustee is directed on or prior to such date to issue PIK Notes or increase the principal amount of the applicable Toggle Notes, in each case in an amount equal to the amount of the applicable PIK Interest.

The Issuers shall pay all applicable Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the applicable Registration Rights Agreement.  The Issuers shall pay all applicable Additional Interest on the Toggle Notes, if any, in the same form of payment elected by the Issuers for the payment of interest with respect to the applicable interest period.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

At the end of any “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after December 3, 2012 (each, an “Optional Interest Repayment Date”), the Issuers may pay in cash, without duplication, all accrued and unpaid interest, if any, and all accrued but unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) on each Toggle Note then outstanding up to the Optional Interest Repayment Amount, minus $50.0 million (each such redemption, an “Optional Interest Repayment”).  The “Optional Interest Repayment Amount” shall mean, as of each Optional Interest Repayment Date, the excess, if any, of (a) the aggregate amount of accrued and unpaid interest and all accrued and unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) with respect to the applicable Toggle Note, over (b) an amount equal to the product of (i) the “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) of the applicable Toggle Note multiplied by (ii) the “yield to maturity” (as defined in the Treasury Regulation Section 1.1272-1(b)(1)(i)) of such Toggle Note).  The Issuers shall deliver a notice to the Trustee prior to such Optional Interest

Repayment.  The Trustee shall promptly deliver a corresponding notice to the Holders of Toggle Notes.

On the applicable Interest Payment Date with respect to Toggle Notes closest to June 1, 2017, the Issuers shall repay in full in U.S. Dollars an amount of Toggle Notes equal to the product of (x) $50.0 million and (y) the percentage equal to the aggregate principal amount of outstanding Toggle Notes divided by the aggregate principal amount of outstanding Toggle Notes and other pay-in-kind option indebtedness of the same maturity outstanding on such date, as determined in good faith by the Issuers, rounded to the nearest $1,000.  Prepayments of Toggle Notes made pursuant to the preceding sentence shall be made on a pro rata basis based on the aggregate principal amount of Toggle Notes and interest shall cease to accrue with respect to the prepaid portion of Toggle Notes.  The Issuers shall deliver a notice in substantially the same form as the notice of redemption set forth in Section 3.03 hereof.

SECTION 4.02.  Maintenance of Office or Agency.  The Issuers shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served.  The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes.  The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

SECTION 4.03.  Reports and Other Information.

(a)  Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall file with the SEC (and make available to the Trustee and Holders (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Closing Date,

(1)  within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2)  within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3)  promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4)  any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case of the foregoing clauses (1) through (4), in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company shall make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time when the Company would be required to file such information with the SEC, if it were subject to Section 13 or 15(d) of the Exchange Act.  In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b)  In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Company shall be permitted to satisfy its obligations under this Section 4.03 with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and the Restricted Subsidiaries on a standalone basis, on the other hand.

(c)  Notwithstanding the foregoing, the requirements of this Section 4.03 shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement (1) by filing with the SEC of the Exchange Offer Registration Statement or Shelf Registration Statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum, to the extent filed within the time specified above, or (2) by posting on its website or providing to the Trustee within 15 days of the time periods after the Company would have been required to file annual and interim reports with the SEC, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum, to the extent filed within the times specified above.

(d)  Notwithstanding anything herein to the contrary, the Company shall not be deemed to have failed to comply with any of its obligations under this Section 4.03 for purposes of clause (3) of Section 6.01 hereof until 60 days after the date on which any report is due.

SECTION 4.04.  Compliance Certificate.

(a)  The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer of the Company with a view to determining whether the Company and the Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer of the Company signing such certificate, that to the best of his or her knowledge the Company and the Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b)  When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company shall promptly (which shall be no more than five Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate of the Company specifying such event and what action the Company proposes to take with respect thereto.

SECTION 4.05.  Taxes.  The Company shall pay, and shall cause each of the Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

SECTION 4.06.  Stay, Extension and Usury Laws.  The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture and the Notes; and the Issuers and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07.  Limitation on Restricted Payments.

(a)  The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

                (I)declare or pay any dividend or make any payment or distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

                        (A)  dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

                (B)  dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

                (II)purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent company of the Company, including in connection with any merger or consolidation;

                (III)make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness or any Existing Retained Indebtedness, other than:

(A)           Indebtedness permitted under clauses (7) and (8) of Section 4.09(b) hereof;

(B)           the purchase, repurchase or other acquisition of Subordinated Indebtedness or any Existing Retained Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(C)           any payment due upon conversion of the Western Wireless Notes in accordance with the terms thereof;

                (IV)make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)  no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)  immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 4.09(a) hereof (the “Consolidated Leverage Ratio Test”); and

(3)  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (6)(C), (9) and (13) of Section 4.07(b) hereof, but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

    (A)           50.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period and including the predecessor) beginning on October 1, 2007 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case that such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

    (B)           100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Company since immediately after the Closing Date (other than net cash proceeds to the extent that such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(A) of Section 4.09(b) hereof) from the issue or sale of:

                (i)(A)          Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

    (x)           Equity Interests to any present or former employees, directors, officers or consultants (or their respective Controlled

Investment Affiliates or Immediate Family Members) of the Company, any direct or indirect parent company of the Company or any of the Company’s Subsidiaries after the Closing Date to the extent that such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof; and

    (y)           Designated Preferred Stock; and

             (B)           to the extent that such net cash proceeds are actually contributed to the Company, Equity Interests of any direct or indirect parent company of the Company (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent that such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof); or

                (ii)debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided that this clause (3)(B) of this Section 4.07(a) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

             (C)           100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company following the Closing Date (other than net cash proceeds to the extent that such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(A) of Section 4.09(b) hereof) (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

             (D)           100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

                           (i)the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or the Restricted Subsidiaries (other than by the Issuers or another Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute

Restricted Investments made by the Company or the Restricted Subsidiaries, in each case after the Closing Date; or

                          (ii)the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent that the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of Section 4.07(b) hereof or to the extent that such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date; plus

             (E)           in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $250.0 million, shall be determined by the board of directors of the Company, a copy of the resolution of which with respect thereto shall be delivered to the Trustee) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent that the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of Section 4.07(b) hereof or to the extent that such Investment constituted a Permitted Investment.

(b)  The foregoing provisions of Section 4.07(a) hereof will not prohibit:

(1)           the payment of any dividend or other distribution within 60 days after the date of declaration of the dividend or other distribution, as the case may be, if on the date of declaration, the dividend or other distribution would have complied with the provisions of this Indenture;

(2)           (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”), Subordinated Indebtedness or Existing Retained Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (B) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividend thereon was permitted under clause (6) of this Section 4.07(b), the declaration and payment of dividend on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)           the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuers or a Guarantor or any Existing Retained Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuers or a Guarantor (or the Company in respect of Existing Retained Indebtedness), as the case may be, that is incurred in compliance with Section 4.09 hereof so long as:

                (A)  the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the Existing Retained Indebtedness, as applicable, being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums with respect to the Subordinated Indebtedness or the Existing Retained Indebtedness being so defeased, redeemed, repurchased, acquired or retired), defeasance costs and any reasonable fees and expenses incurred in connection with such defeasance, redemption, repurchase or other acquisition or retirement relating to the issuance of such new Indebtedness;

                (B)  such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness or such Existing Retained Indebtedness, as applicable, so defeased, redeemed, repurchased, acquired or retired (which in the case of the Existing Retained Indebtedness of the Company, shall mean solely that such Indebtedness is incurred only by the Company);

                (C)  such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness, or Existing Retained Indebtedness being so defeased, redeemed, repurchased, acquired or retired; and

                (D)      such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Existing Retained Indebtedness being so defeased, redeemed, repurchased, acquired or retired;

(4)           a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company held by any future, present or former employee, director, officer or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement, including any Equity Interest rolled over by management of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause (4) does not exceed $50.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $100.0 million in any fiscal year (which shall increase to $150.0 million subsequent to the consummation of an underwritten public Equity Offering)); provided that the amounts in any fiscal year may be increased by an amount not to exceed:

(A)       the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any direct or indirect parent company of the Company, in each case to any present or former employees, directors, officers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any Subsidiary of the Company or any of the Company’s direct or indirect parent companies that occurs after the Closing Date, to the extent that the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.07(a) hereof; plus

(B)        the cash proceeds of key man life insurance policies received by the Company or the Restricted Subsidiaries after the Closing Date; less

(C)       the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to the Company from any present or former employees, directors, officers or consultants  (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any direct or indirect parent company of the Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5)           the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof to the extent that such dividends are included in the definition of “Fixed Charges”;

(6)           (A)  the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company or any Restricted Subsidiary after the Closing Date;

(B)           the declaration and payment of dividends to any direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Closing Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(C)           the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 4.07(b);

provided that, in the case of each of (A), (B) and (C) of this clause (6), for the Test Period immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and the Restricted Subsidiaries on a consolidated basis would be in compliance with the Consolidated Leverage Ratio Test;

(7)           Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent that the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (a) $250.0 million and (b) 1.0% of Total Assets;

(8)           repurchases of Equity Interests of the Company or any Restricted Subsidiary or any direct or indirect parent company of the Company deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9)           the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company to fund a payment of dividends on such company’s common stock), following the first public offering of the Company’s common stock or the common stock of any direct or indirect parent company of the Company after the Closing Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10)           Restricted Payments that are made with Excluded Contributions;

(11)           distributions or payments of Securitization Fees or purchases of Securitization Assets pursuant to a securitization repurchase obligation under a Qualified Securitization Facility;

(12)           any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by Section 4.11 hereof;

(13)           the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Existing Retained Indebtedness pursuant to provisions similar to those described in Section 4.10 and Section 4.14 hereof; provided that, prior to such repurchase, redemption or other acquisition, the Issuers (or a third party to the extent permitted by this Indenture) shall have made, to the extent applicable, a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes and shall have repurchased, redeemed, acquired or retired for value all Notes validly tendered and not withdrawn by Holders in connection with such Change of Control Offer or Asset Sale Offer;

(14)           the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent company of the Company in amounts required for any such parent company to pay, in each case without duplication,

(A)           franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B)           foreign, federal, state and local income taxes, to the extent that such income taxes are attributable to the income of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and the Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent company;

(C)           customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Company to the extent that such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(D)           general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company (including, without limitation, pursuant to tax sharing arrangements among the Company or any Restricted Subsidiary and such direct or indirect parent company of the Company) to the extent that such costs and expenses are attributable to the ownership or operation of the Company and its Subsidiaries; and

(E)           fees and expenses incurred in connection with any unsuccessful equity or debt offering of such parent company;

(15)           the declaration and payment of dividends by the Company or any Restricted Subsidiary to, or the making of loans to, any direct or indirect parent company of the Company in amounts required for any such parent company to make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent company of the Company;

(16)           the declaration and payment of dividends by the Company or any Restricted Subsidiary to, or the making of loans to, any direct or indirect parent company of the Company in amounts required for any such parent company to finance Investments otherwise permitted to be made pursuant to this Section 4.07; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or any Restricted Subsidiary or (2) the merger of the Person formed or acquired into the Company or any Restricted Subsidiary (to the extent not prohibited by Section 5.01 hereof) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Company or any Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent that the Company or any Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (D) any property received by the Company or any Restricted Subsidiary shall not increase amounts available for Restricted Payments pursuant to clause (3) of Section 4.07(a) hereof and (E) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section 4.07(b) (other than pursuant to clause (10) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

(17)           [Reserved];

(18)           [Reserved];

(19)           to the extent that any such fees or expenses constitute Restricted Payments, the payment of management, consulting, monitoring, advisory and other fees and related expenses pursuant to the Management Fee Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses accrued in any prior year) and the termination fees pursuant to the Management Fee Agreement, or any amendment thereto so long as any such amendment is not disadvantageous in the good faith judgment of the board of directors of the Company to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Closing Date; and

(20)           additional Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (20) not to exceed the greater of (a) $500.0 million and (b) 2.0% of Total Assets;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7) and (20) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Closing Date, all of the Company’s Domestic Subsidiaries will be Restricted Subsidiaries.  The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and any Restricted Subsidiary (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 4.07(a) hereof or under clause (7), (10) or (20) of this Section 4.07(b), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

Notwithstanding the foregoing provisions of this covenant, the Company will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on, or in respect of, the Company’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Company or any direct or indirect parent of the Company for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of any direct or indirect parent of the Company for cash from, the Investors, or guarantee any Indebtedness of any Affiliate of the Company for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by the first paragraph of this covenant, or the exceptions provided by clauses (1), (7) or (20) of this Section 4.07(b) or clauses (8), (10) or (13) of the definition of “Permitted Investments,” unless (x) at the time and after giving effect to such payment, the Consolidated Leverage Ratio of the Company would be less than 7.25 to 1.00 and (y) such payment is otherwise in compliance with this covenant.

SECTION 4.08.  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)  The Company shall not, and shall not permit any Restricted Subsidiary that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

        (1)           (A)           pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

        (B)           pay any Indebtedness owed to the Company or any Restricted Subsidiary;

        (2)           make loans or advances to the Company or any Restricted Subsidiary; or

                (3)           sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary.

(b)  The provisions of Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1)  contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Senior Secured Credit Facilities and the related documentation, the Senior Interim Facility and the related documentation, and Hedging Obligations and the related documentation;

(2)  the Notes and the related documentation and the Existing Retained Indebtedness;

(3)  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) of Section 4.08(a) hereof on the property so acquired;

(4)  applicable law or any applicable rule, regulation or order;

(5)  any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition or at the time when it merges with or into the Company or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(6)  contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7)  secured indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)  other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 4.09 hereof;

(9)  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10)  customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(11)  customary provisions contained in leases, licenses or similar agreements, including, but not limited to, with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(12)  restrictions created in connection with any Qualified Securitization Facility; provided that, in the case of Qualified Securitization Facility established after the Closing Date, such restrictions in the good faith determination of the Company are necessary or advisable to effect such Qualified Securitization Facility;

(13)  restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; and

(14)  any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 4.09.  Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)  The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the

Company shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to Section 4.09(c) hereof, any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Leverage Ratio for the Test Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been less than (x) 8.00 to 1.00 if such Indebtedness is incurred or Disqualified or Preferred Stock issued on or after the Closing Date and on or prior to June 30, 2009 and (y) 7.50 to 1.00 if such Indebtedness is incurred or Disqualified or Preferred Stock issued after June 30, 2009, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred, at the beginning of such Test Period.

(b)  The provisions of Section 4.09(a) hereof shall not apply to:

(1)  (A) the incurrence of Indebtedness under the Senior Secured Credit Facilities by the Issuers, the Company or any other Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to (i) an aggregate principal amount of $16,250.0 million (which amount shall be reduced by the difference between $750.0 million and the amount drawn under the Senior Secured Credit Facilities for which the use of proceeds is limited to funding amounts paid, or committed to be paid, by the Company and its subsidiaries to purchase or otherwise acquire licenses and rights in the FCC 700 MHz Auction (including expenses incurred, or reasonably expected to be incurred, in connection therewith)) and (ii) $2,000.0 million minus the aggregate outstanding principal amount of secured indebtedness incurred under clause (23) below;

(2)  the incurrence by the Issuers and any Guarantor of Indebtedness represented by the Notes (including any PIK Notes and any Guarantee) and the Exchange Notes and related exchange guarantees to be issued in exchange for the Notes and the Guarantees pursuant to the applicable Registration Rights Agreement (but excluding any Additional Notes and loans under the Senior Interim Facility (including any PIK interest which may be paid with respect thereto));

(3)  Indebtedness of the Company and any Restricted Subsidiary in existence on the Closing Date including Existing Retained Indebtedness (other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b));

(4)  Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Company or any Restricted Subsidiary, and Preferred Stock issued by any Restricted Subsidiary, to finance the development, construction, purchase, lease, repairs and maintenance, or improvement of property (real or personal)

or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (4) not to exceed 4.0% of Total Assets (in each case determined at the date of incurrence) at any time outstanding, so long as such Indebtedness, Disqualified Stock or Preferred Stock incurred or issued under this clause (4) is incurred or issued at the date of such purchase, lease or improvement, or is incurred within 270 days thereafter;

(5)  Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, but not limited to, letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)  Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7)  Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided, further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(8)  Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided, further that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9)  shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10)  Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under this Section 4.09, exchange rate risk or commodity pricing risk;

(11)  obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(12)  (A) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Company since immediately after the Closing Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(B) and (3)(C) of Section 4.07(a) hereof  to the extent that such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clause (1) or (3) of the definition thereof) and (B) Indebtedness or Disqualified Stock of the Company or, subject to Section 4.09(c) hereof, Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(B), does not at any one time outstanding exceed the greater of (x) $1,000.0 million and (y) 3.5% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(B) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (12)(B));

(13)  Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified

Stock or Preferred Stock issued as permitted under Section 4.09(a) hereof and clauses (2), (3), (4) and (12)(A) of this Section 4.09(b), this clause (13) and clause (14) of this Section 4.09(b) or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

         (A)           has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

                 (B)           to the extent that such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, issued by the same obligor under the Disqualified Stock or Preferred Stock being refinanced and (iii) Existing Retained Indebtedness of the Company, if such Indebtedness is incurred only by the Company; and

         (C)           shall not include:

                      (i)Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor or any of the Issuers that refinances Indebtedness or Disqualified Stock of the Company or the Issuers;

                      (ii)Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances the Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor (other than the Company) or the Issuers; or

                      (iii)Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances the Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided, further, that subclause (A) of this clause (13) will not apply to any refunding or refinancing of any Obligations under Credit Facilities secured by Permitted Liens or the Senior Interim Facility;

(14)          (A) Indebtedness or Disqualified Stock of the Company or, subject to Section 4.09(c) hereof, Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition or (B) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition or merger, either

                 (A)           the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio Test, or

         (B)           the Consolidated Leverage Ratio would be lower than the Consolidated Leverage Ratio immediately prior to such acquisition or merger;

(15)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days following its incurrence;

(16)  Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)  (A) any guarantee by the Company or a Restricted Subsidiary of Indebtedness, leases (other than capital leases) or other obligations of any Restricted Subsidiary that do not constitute Indebtedness so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such guarantee is incurred in accordance with Section 4.15 hereof;

(18)  Indebtedness consisting of Indebtedness issued by the Company or any Restricted Subsidiary to current or former employees, directors, officers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of Section 4.07(b) hereof;

(19)  customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(20)  Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and the Restricted Subsidiaries;

(21)  Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(22)  Indebtedness of the Company or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(23)  Indebtedness incurred by the Company or any Restricted Subsidiary to finance (or to fund dividends or other distributions to the Company to finance) regularly scheduled principal and interest on, any mandatory redemption, repurchase or other retirement of, and any fees, premiums and expenses in respect of the Existing Retained Indebtedness of the Company as and when required to be paid;

(24)  Indebtedness of the Company or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(25)  [Reserved];

(26)  the incurrence of Indebtedness by a Foreign Subsidiary in an amount not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (26), 5.0% of the Foreign Subsidiary Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (26) shall cease to be deemed incurred or outstanding for the purpose of this clause (26) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Issuers or such Restricted Subsidiaries could have incurred such Indebtedness under Section 4.09(a) hereof without reliance on this clause (26)); and

(27)  all premiums (if any), interest (including, but not limited to, post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (26) of this Section 4.09(b).

(c)  Restricted Subsidiaries that are not Guarantors (other than the Issuers) may not incur Indebtedness or Disqualified Stock or Preferred Stock under Section 4.09(a) hereof or clause 12(B) or 14(A) of Section 4.09(b) hereof if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted

Subsidiaries (other than the Issuers) that are not Guarantors incurred or issued pursuant to Section 4.09(a) hereof and clauses 12(B) and 14(A) of Section 4.09(b) hereof, collectively, would exceed the greater of $900.0 million and 3.0% of Total Assets.

(d)  For purposes of determining compliance with this Section 4.09:

(1)  in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (26) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under Section 4.09(a) hereof; provided that all Indebtedness outstanding under the Credit Facilities on the Closing Date will be treated as incurred on the Closing Date under clause (1) of Section 4.09(b) hereof; and

(2)  at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b) hereof.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding anything to the contrary, the Company shall not, and shall not permit any other Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

This Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured indebtedness merely because it is unsecured or (2) unsubordinated indebtedness as subordinated or junior to any other unsubordinated indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 4.10.  Asset Sales.

(a)  The Company shall not, and shall not permit any Restricted Subsidiary to, consummate directly or indirectly an Asset Sale, unless:

(1)  the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2)  except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of the following shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose:

(A)           any liabilities (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or a third party on behalf of such transferee) or for which the Company or such Restricted Subsidiary, as applicable, has been validly released by all creditors in writing;

(B)           any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale; or

(C)           any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of

Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b)  Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply or cause to be applied the Net Proceeds from such Asset Sale,

(1)           to permanently reduce:

        (A)   Obligations under the Senior Secured Credit Facilities and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto;

        (B)       Obligations under unsubordinated indebtedness that is secured by a Lien, which Lien is permitted by this Indenture, and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto;

    (C)           Obligations under other unsubordinated indebtedness (in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto); provided that the Issuers shall equally and ratably reduce Obligations under the Notes by, at their option, (i) redeeming Notes if they are then redeemable as provided under Section 3.07 hereof, (ii) making an offer (in accordance with the procedures set forth in Section 3.09 and Section 4.10(d) hereof) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of Notes to be repurchased or (iii) purchasing Notes through open market purchases (to the extent that such purchases are at a price equal to or higher than 100.0% of the principal amount thereof) in a manner that complies with this Indenture and applicable securities law; or

(D)           Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted
Subsidiary; or

(2)           to make (A) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) acquisition of properties, (C) capital expenditures or (D) acquisitions of other assets, that, in each of (A), (B), (C) and (D), are used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that a binding commitment shall be treated as a permitted application of the Net Proceeds in accordance with the requirements of this clause (2) from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event that any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

(c)  Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) hereof will be deemed to constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $200.0 million, the Issuers shall make an offer to all Holders and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture.  The Issuers will commence an Asset Sale Offer within ten Business Days after the date on which the aggregate amount of Excess Proceeds exceeds $200.0 million by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.  The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450-day period (or such longer period as provided above) or with respect to Excess Proceeds of $200.0 million or less; provided that any such Asset Sale Offer shall be in an aggregate amount of not less than $25.0 million.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture.  If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of the Excess Proceeds, the Trustee shall select the Notes and the Issuers shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered.  Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

(d)  Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(e)  The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent that such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 4.11.  Transactions with Affiliates.

(a)  The Company shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuers (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1)  such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)  the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $75.0 million, a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).

(b)  The provisions of Section 4.11(a) hereof will not apply to the following:

(1)  transactions between or among the Company or any Restricted Subsidiary;

(2)  Restricted Payments permitted under Section 4.07 hereof and the definition of “Permitted Investments”;

(3)  the payment of management, consulting, monitoring, advisory and other fees and related expenses pursuant to the Management Fee Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses accrued in any prior year) and the termination fees pursuant to the Management Fee Agreement, or any amendment thereto so long as any such amendment is not disadvantageous in the good faith judgment of the board of directors of the Company to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Closing Date;

(4)  the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former employees, directors, officers or consultants of the Company, any direct or indirect parent companies of the Company or any Restricted Subsidiary;

(5)  transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6)  any agreement, instrument or arrangement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous in the good faith judgment of the board of directors of the Company to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date);

(7)  the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including, but not limited to, any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in the good faith judgment of the board of directors of the Company to the Holders when taken as a whole;

(8)  the Transactions and the payment of all fees and expenses related to the Transactions, in each case as contemplated by the Offering Memorandum;

(9)  transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10)  the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any employee, director, officer or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the

Company, any of the direct or indirect parent companies of the Company or any Restricted Subsidiary;

(11)  sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(12)  payments by the Company or any Restricted Subsidiary to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Company in good faith;

(13)  payments and issuances of Indebtedness and Disqualified Stock (and cancellations of any thereof) of the Company and the Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any current or former employee, director, officer or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the board of directors of the Company in good faith;

(14)  investments by any of the Investors in securities of the Company or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(15)  payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto); provided that the joint venture is between the Company or one of the Restricted Subsidiaries and a Person or Persons that are not otherwise Affiliates of the Company;

(16)  payments by the Company (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing arrangements among the Company (and any such parent company) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent of amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(17)  any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor, which is approved by a majority of the disinterested members of the board of directors of the Company in good faith;

(18)  intellectual property licenses in the ordinary course of business; and

(19)  investments by the Investors in securities of the Issuers or any of the Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

SECTION 4.12.  Liens.  The Company shall not, and shall not permit any of the Issuers or any other Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related Guarantee, on any asset or property of the Company, the Issuers or any other Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)  in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)  in all other cases, the Notes or the Guarantees are equally and ratably secured;

except that the foregoing shall not apply to (A) Liens equally and ratably securing the Notes and the related Guarantees and the Senior Interim Facility, (B) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including, but not limited to, any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to clause (1) of Section 4.09(b) hereof and (C) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09 hereof; provided that, with respect to Liens securing Indebtedness permitted under this subclause (C), at the time of incurrence and after giving pro forma effect thereto, the Senior Secured Leverage Ratio would be no greater than 5.25 to 1.00.  Any Lien which is granted to secure the Notes under this Section 4.12 shall be discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligations to secure the Notes.

SECTION 4.13.  Company Existence.  Subject to Article V hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its company existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii)

the rights (charter and statutory), licenses and franchises of the Company and the Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of the Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole.

SECTION 4.14.  Offer to Repurchase Upon Change of Control.  If a Change of Control occurs, unless the Issuers have previously or concurrently delivered a redemption notice with respect to all outstanding Notes as described under Section 3.07 hereof, the Issuers shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.  Within 30 days following any Change of Control, the Issuers shall deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Note Register or otherwise in accordance with the procedures of DTC with the following information:

(1)  that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2)  the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date on which such notice is delivered (the “Change of Control Payment Date”);

(3)  that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)  that unless the Issuers default on the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)  that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)  that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a facsimile transmission, an electronic mail or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)  that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered.  The unpurchased portion of the Notes must be equal to at least $2,000 or an integral multiple of $1,000 thereafter in the case of the Cash-Pay Notes and at least $2,000 in the case of the Toggle Notes;

(8)  if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)  the other instructions, as determined by the Issuers, consistent with this Section 4.14, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent that such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue thereof.

(b)  On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law:

(1)  accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)  deposit with the Paying Agent an amount equal to the aggregate amount of the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)  deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate of any of the Issuers to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c)  The Issuers shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d)  Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e)  Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

SECTION 4.15.  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.  The Company shall not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Company or any other Guarantor), other than the Issuers, any Guarantor (other than the Company), a Foreign Subsidiary or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Company or any other Guarantor unless:

(1)  such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any other Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2)  such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.15 shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time when such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of any Qualified Securitization Facility by any Securitization Subsidiary.

SECTION 4.16.  Corporate Co-Issuer.  ACI will always maintain a Wholly-Owned Subsidiary of ACI organized as a corporation under the laws of the United States of America, any state thereof, the District of Columbia or any territory thereof that will serve as a co-issuer of the Notes unless ACI is itself a corporation under the laws of the United States of America, any state thereof or the District of Columbia.

In addition to the other restrictions set forth in this Indenture, the Co-Issuer may not hold any material assets, invest any of its assets in “Securities” as such term is defined in the Investment Company Act, become liable for any material obligations or engage in any significant business activities; provided that the Co-Issuer may be a co-obligor with respect to Indebtedness if ACI is an obligor of such Indebtedness.

SECTION 4.17.  Suspension of Covenants.

(a)  During any period of time when (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”), then, Section 4.07 hereof, Section 4.08 hereof, Section 4.09 hereof, Section 4.10 hereof, Section 4.11 hereof, clause (4) of Section 5.01(a) hereof and clause (4) of Section 5.01(C) hereof shall not be applicable to the Notes (collectively, the “Suspended Covenants”).

(b)  During any period when the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

(c)  In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) on which one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.  The period of time between the Suspension Date and the Reversion Date is referred to in this Section 4.17 as the “Suspension Period.”  Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

(d)  Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any Restricted Subsidiaries prior to such reinstatement will give rise to a Default under this Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred or Disqualified Stock issued during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of Section 4.09(b) hereof.

(e)  The Issuers shall deliver promptly to the Trustee an Officer’s Certificate of any of the Issuers notifying it of any event set forth under this Section 4.17.

ARTICLE V

SUCCESSORS

SECTION 5.01.  Merger, Consolidation or Sale of All or Substantially All Assets.

(a)  Neither Issuer may consolidate or merge with or into or wind up into (whether or not such Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)  such Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2)  the Successor Issuer, if other than such Issuer, expressly assumes all the obligations of such Issuer under the Notes pursuant to supplemental indentures or other documents or instruments;

(3)  immediately after such transaction, no Default exists;

(4)  immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable Test Period,

(A)           the Successor Issuer or, if such Issuer is the surviving Person, such Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio Test, or

(B)           the Consolidated Leverage Ratio for the Company and the Restricted Subsidiaries would be lower than the Consolidated Leverage Ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

(5)  each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(B) of Section 5.01(e) hereof shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture, the Notes and the applicable Registration Rights Agreement; and

(6)  such Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture.

(b)  The Successor Issuer will succeed to, and be substituted for, such Issuer under this Indenture, the Guarantees and the Notes, as applicable.  Notwithstanding clauses (3) and (4) of Section 5.01(a) hereof,

(1)  any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to an Issuer, and

(2)  an Issuer may merge with one of its Affiliates (other than with the other Issuer) solely for the purpose of reincorporating such Issuer in the District of Columbia, another state of the United States or any territory thereof so long as the amount of Indebtedness of such Issuer and the Restricted Subsidiaries is not increased thereby.

Notwithstanding anything to the contrary in the foregoing, Section 5.01 hereof shall not apply in the event that any Issuer in its sole discretion converts into a limited liability company existing under the laws of the jurisdiction of organization of such Issuer and undertakes any transactions related or incidental thereto at any time after the Closing Date; provided that in the case of such conversion, a co-obligor of the Notes is a corporation.

(c)  The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)  the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2)  the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Notes pursuant to supplemental indentures or other documents or instruments;

(3)  immediately after such transaction, no Default exists;

(4)  immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable Test Period,

(A)           the Successor Company or, if the Company is the surviving Person, the Company, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio Test, or

(B)           the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries or, if the Company is the surviving Person, the Company and the Restricted Subsidiaries, would be less than the Consolidated Leverage Ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction; and

(5)  the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture.

(d)  The Successor Company will succeed to, and be substituted for, the Company under this Indenture, the Guarantees and the Notes, as applicable.  Notwithstanding clauses (3) and (4) of Section 5.01(c) hereof,

(1)  any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company, and

(2)  the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in the United States, any state thereof, or the District of Columbia, or any territory thereof so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

(e)  Subject to Section 10.06 hereof, no Guarantor will, and the Company will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Company, an Issuer or such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)  (A)  such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, or any territory thereof (such Person being herein called the “Successor Guarantor”);

(B)           the Successor Guarantor expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(C)           immediately after such transaction, no Default exists; and

(D)           the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; or

(2)  the transaction is made in compliance with Section 4.10 hereof.

(f)  Subject to Section 10.06 hereof, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee.  Notwithstanding the foregoing, any Guarantor (other than the Company) may (1) merge into or transfer all or part of its properties and assets to another Guarantor or any of the Issuers, (2) merge with an Affiliate of the Issuers solely for the purpose of reincorporating such Guarantor in the District of Columbia, another state of the United States or any territory thereof or (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

(g)  Notwithstanding anything to the contrary, the merger contemplated by the Transaction Agreement shall be permitted without compliance with this Section 5.01.

SECTION 5.02.  Successor Person Substituted.  Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company or a Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company or such Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company or such Guarantor, as applicable, shall refer instead to the Successor Person and not to the Company or such Guarantor, as applicable), and may exercise every right and power of the Company or such Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Company or a Guarantor, as applicable, herein; provided that the predecessor company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Company’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01.  Events of Default.

An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)  default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on any Class of Notes;

(2)  default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to any Class of Notes;

(3)  failure by the Issuers or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30.0% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in this Indenture or the Notes;

(4)  default under any other Class of Notes or any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A)           such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B)           other than in the case of any other Class of Notes, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $150.0 million or more at any one time outstanding;

(5)  failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $150.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)  the Company or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

                (i)commences proceedings to be adjudicated bankrupt or insolvent;

                (ii)consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

                (iii)consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

                (iv)makes a general assignment for the benefit of its creditors; or

                (v)generally is not paying its debts as they become due;

(7)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                (i)is for relief against the Company or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), in a proceeding in which the Company or any such Subsidiary, that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

                (ii)appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), or for all or substantially all of the property of the Company or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

                (iii)orders the liquidation of the Company or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8)  the Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.

SECTION 6.02.  Acceleration.  If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01 hereof) occurs and is continuing under this Indenture, the Trustee or the Holders of (i) in the case of clauses (1) and (2) of Section 6.01 hereof, at least 30% in principal amount of then total outstanding amounts of such Class may declare the principal of, premium, if any, and interest on the then outstanding Notes of such Class to be due and payable immediately and (ii) in all other cases, at least 30.0% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal, premium, if any, and interest shall be due and payable immediately.  The Trustee shall have no obligation to accelerate the Notes if the Trustee in good faith determines that acceleration is not in the best interests of the applicable Class of Holders.  Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01 hereof, all outstanding Notes shall be due and payable immediately without further action or notice.

The Holders of a majority in aggregate principal amount of (i) in the case of clauses (1) and (2) of Section 6.01 hereof, the then outstanding Notes of the relevant Class may, by written notice to the Trustee on behalf of the Holders of all of the Notes of such Class, rescind any acceleration with respect to such Notes and its consequences if such rescission would not conflict with any judgment of a court of competent jurisdiction and if all existing Events of Default (except nonpayment of interest on, premium, if any, or the principal of any Note in such Class held by a non-consenting Holder that has become due solely because of the acceleration) have been cured or waived and (ii) in all other cases, the then outstanding Notes may, by written notice to the Trustee on behalf of the Holders of all of the Notes, rescind any acceleration with respect to the Notes and its consequences if such rescission would not conflict with any judgment of a court of competent jurisdiction and if all existing Events of Default (except nonpayment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder that has become due solely because of the acceleration) have been cured or waived.

In the event of any Event of Default specified in clause (4) of Section 6.01 hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)  the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2)  holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)  the default that is the basis for such Event of Default has been cured.

SECTION 6.03.  Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

SECTION 6.04.  Waiver of Past Defaults.  Subject to Section 6.02 hereof, Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder (except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer).  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05.  Control by Majority.  Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

SECTION 6.06.  Limitation on Suits.  Subject to Section 6.07 hereof, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)  such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)  (i) in the case of clauses (1) and (2) of Section 6.01 hereof, Holders of at least 30.0% in principal amount of the total outstanding Notes of such Class have requested the Trustee to pursue the remedy and (ii) in all other cases, Holders of at least 30.0% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3)  Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)  Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07.  Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.  Collection Suit by Trustee.  If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.  Restoration of Rights and Remedies.  If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.10.  Rights and Remedies Cumulative.  Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11.  Delay or Omission Not Waiver.  No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12.  Trustee May File Proofs of Claim.  The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13.  Priorities.  If the Trustee or any Agent collects any money or property pursuant to this Article VI, it shall pay out the money in the following order:

         (i)  to the Trustee, such Agent, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or such Agent and the costs and expenses of collection;

        (ii)  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii)  to the Issuers or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

SECTION 6.14.  Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01.  Duties of Trustee.

(a)  If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)  Except during the continuance of an Event of Default:

(i)  the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)  The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)  this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)  the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d)  Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)  The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.

(f)  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02.  Rights of Trustee.

(a)  The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company and any Restricted Subsidiary, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)  Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate of any of the Issuers or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)  The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)  Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of the Issuers.

(f)  None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)  The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)  In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)  The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)  In the event the Issuers are required to pay Additional Interest, the Issuers will provide written notice to the Trustee of the Issuers’ obligation to pay Additional Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional Interest to be paid by the Issuers.  The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether the Additional Interest is payable and the amount thereof.

(k)  Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(l)  The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

SECTION 7.03.  Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of any of the Issuers with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04.  Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05.  Notice of Defaults.  If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs.  Except in the case of a Default relating to the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06.  Reports by Trustee to Holders.  Within 60 days after each May 15, beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with Trust Indenture Act Section 313(b)(2).  The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuers and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d).  The Issuers shall promptly notify the Trustee when the Notes are listed on any stock exchange.

SECTION 7.07.  Compensation and Indemnity.  The Issuers shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuers shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company, the Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee and its officers, directors, employees, agents and any predecessor trustee and its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company, the Issuers or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Company, the Issuers or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder).  The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder.  The Issuers shall defend the claim and the Trustee may have separate counsel and the Issuers shall pay the fees and expenses of such counsel.  The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

The obligations of the Issuers under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuers and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

SECTION 7.08.  Replacement of Trustee.  A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.  The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing.  The Issuers may remove the Trustee if:

(A)  the Trustee fails to comply with Section 7.10 hereof or Trust Indenture Act Section 310;

(B)  the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(C)  a custodian or public officer takes charge of the Trustee or its property; or

(D)  the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall deliver a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09.  Successor Trustee by Merger, etc.      If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10.  Eligibility; Disqualification.  There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5).  The Trustee is subject to Trust Indenture Act Section 310(b).

SECTION 7.11.  Preferential Collection of Claims Against Issuers.  The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b).  A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.  Option to Effect Legal Defeasance or Covenant Defeasance.  The Issuers may, at their option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02.  Legal Defeasance and Discharge.  Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(A)  the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(B)  the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(C)  the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(D)  this Section 8.02.

Subject to compliance with this Article VIII, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof.

SECTION 8.03.  Covenant Defeasance.  Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.16 hereof, clauses (4) and (5) of Section 5.01(a), clauses (4) and (5) of Section 5.01(c) hereof, Sections 5.01(e) and 5.01(f) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantees, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees shall be unaffected thereby.  In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(4), 6.01(5), 6.01(6) (solely with respect to the Issuers and the Restricted Subsidiaries), 6.01(7) (solely with respect to the Issuers and the Restricted Subsidiaries) and 6.01(8) hereof shall not constitute Events of Default.

SECTION 8.04.  Conditions to Legal or Covenant Defeasance.  The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

        (1)  the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the date of redemption, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular date of redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (any such amount, the “Applicable Premium Deficit”)

only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate of the Issuers delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

                        (2)  in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A)           the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B)           since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3)  in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4)  no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

        (5)  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Secured Credit Facilities, the Senior Interim Facility or any other material agreement or instrument (other than this Indenture) to which any of the Issuers or Guarantor is a party or by which any of the Issuers or Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

        (6)  the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

        (7)  the Issuers shall have delivered to the Trustee an Officer’s Certificate of any of the Issuers stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

        (8)  the Issuers shall have delivered to the Trustee an Officer’s Certificate of any of the Issuers and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05.  Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any of the Issuers or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06.  Repayment to Issuers.  Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, and interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease.

SECTION 8.07.  Reinstatement.  If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuers make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

ARTICLE IX AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.  Without Consent of Holders.  Notwithstanding Section 9.02 hereof, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture and any Guarantee or Notes without the consent of any Holder:

(1)  to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)  to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3)  to comply with Section 5.01 hereof;

(4)  to provide for the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5)  to issue any Additional Notes (to the extent otherwise permitted under Section 4.09);

        (6)  to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(7)  to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(8)  to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(9)  to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof;

(10)  to add a Guarantor under this Indenture;

        (11)  to conform the text of this Indenture, Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, Guarantee or Notes; or

        (12)  to make any amendment to the provisions of this Indenture (i) relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or (ii) relating to the exchange of Notes of the same series, including to provide for procedures to facilitate the exchange on a continuing basis, of Restricted Definitive Notes or beneficial interests in Restricted Global Notes for Unrestricted Definitive Notes or beneficial interests in Unrestricted Global Notes, as applicable; provided that (a) compliance with this Indenture as so amended would not result in Notes being transferred or exchanged in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer or exchange Notes.

Upon the request of the Issuers accompanied by a resolution of the board of directors of the Company authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.  Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate of any of the Issuers shall be required in connection with the addition of a Guarantor under this Indenture (other than as required by Section 4.15 hereof) upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

SECTION 9.02.  With Consent of Holders.  Except as provided below in this Section 9.02, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes); provided that (i) if any amendment, waiver or other modification would by its terms disproportionately and adversely affect the Cash-Pay Notes or the Toggle Notes, such amendment, waiver or other modification shall also require the consent of the holders of at least a majority in principal amount of the then outstanding Cash-Pay Notes or Toggle Notes, as the case may be, and (ii) if any amendment, waiver or other modification would by its terms only affect the Cash-Pay Notes or the Toggle Notes, such amendment, waiver or other modification shall only require the consent of the holders of at least a majority in principal amount of the then outstanding Cash-Pay Notes or Toggle Notes, as the case may be (and not the consent of a majority of all Notes).  Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuers accompanied by a resolution of the board of directors of the Company authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuers to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)  reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

        (2)  reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Note (other than provisions relating to Section 3.09, Section 4.10 and Section 4.14 hereof) to the extent that any such amendment or waiver does not have the effect of reducing the principal of or changing the fixed final maturity of any such Note or altering or waiving the provisions with respect to the redemption of such Notes;

(3)  reduce the rate of or change the time for payment of interest on any Note;

        (4)  waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)  make any Note payable in money other than that stated therein;

        (6)  make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, premium, if any, or interest on the Notes;

(7)  make any change in these amendment and waiver provisions;

        (8)  impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9)  make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10)  except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders.

SECTION 9.03.  Compliance with Trust Indenture Act.  Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies in all material respects with the Trust Indenture Act as then in effect.

SECTION 9.04.  Revocation and Effect of Consents.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver.  If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.05.  Notation on or Exchange of Notes.  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06.  Trustee to Sign Amendments, etc.  The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuers may not sign an amendment, supplement or waiver until the board of directors of the Company approves it.  In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive, upon request, and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate of any of the Issuers and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof).  Notwithstanding the foregoing, except as required by Section 4.15 hereof, neither an Opinion of Counsel nor an Officer’s Certificate of any of the Issuers will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

SECTION 9.07.  Payment for Consent.  Neither the Issuers nor any of their Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

SECTION 9.08.  Additional Voting Terms; Calculation of Principal Amount.  Except as provided in Section 9.02 hereof, all Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no series of Notes will have the right to vote or consent as a separate series on any matter.  Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.14 hereof.

ARTICLE X

GUARANTEES

SECTION 10.01.  Guarantee.  Subject to this Article X, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.  The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation, reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made.  In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general unsecured senior obligation of such Guarantor and shall rank equally in right of payment with all existing and future unsubordinated indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02.  Limitation on Guarantor Liability.  Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.  Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03.  Execution and Delivery.  To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its President or Treasurer, one of its Vice Presidents or one of its Assistant Vice Presidents.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article X, to the extent applicable.

SECTION 10.04.  Subrogation.  Each Guarantor shall be subrogated to all rights of Holders against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

SECTION 10.05.  Benefits Acknowledged.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06.  Release of Guarantees.  Each Guarantee by a Guarantor will provide by its terms that it shall be automatically and unconditionally released and discharged upon:

     (1)  (A)  any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor, after which such Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case if such sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture and the Guarantor is released from its guarantee, if any, of, and all pledges and security, if any, granted in connection with, the Senior Secured Credit Facilities;

                                (B)   the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Secured Credit Facilities, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

        (C)   the designation of such Guarantor that is a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture; or

                                (D)   the exercise by the Issuers of the Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII hereof or the discharge of the Issuers’ obligations under this Indenture in accordance with the terms of this Indenture; and

     (2)  such Guarantor delivering to the Trustee an Officer’s Certificate of such Guarantor and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.01.  Satisfaction and Discharge.  This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

                      (1)  all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

              (2)     (A)           all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal of, premium, if any, and accrued interest to the date of maturity or redemption; provided that, upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate of any of the Issuers delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(B)           no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Secured Credit Facilities, the Senior Interim Facility or any other material agreement or instrument (other than this Indenture) to which any of the Issuers or Guarantor is a party or by which any of the Issuers or Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith);

(C)           the Issuers have paid or caused to be paid all sums payable by them under this Indenture; and

(D)           the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the date of redemption, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate of any of the Issuers and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

SECTION 11.02.  Application of Trust Money.  Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any of the Issuers or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, and premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01.  Trust Indenture Act Controls.  If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.

SECTION 12.02.  Notices.  Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

ALLTEL Communications, Inc.
One Allied Drive
Little Rock, Arkansas  72202
Fax No.:  501-905-0962
Attention:  General Counsel

If to the Trustee:

Wells Fargo Bank, National Association
Corporate Trust Services
213 Court Street, Suite 703
Middletown, Connecticut 06457
Fax No.:  860-704-6219
Attention: Alltel Account Manager

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act.  Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers deliver a notice or communication to Holders, they shall deliver a copy to the Trustee and each Agent at the same time.

SECTION 12.03.  Communication by Holders with Other Holders.  Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuers, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

SECTION 12.04.  Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuers or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee:

        (A)  An Officer’s Certificate of any of the Issuers in such form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

        (B)  An Opinion of Counsel in such form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied;

provided, however, that such Opinion of Counsel shall not be required in connection with the authentication and delivery by the Trustee of the Initial Toggle Notes.

SECTION 12.05.  Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof or Trust Indenture Act Section 314(a)(4)) shall comply with the provisions of Trust Indenture Act Section 314(e) and shall include:

(A)  a statement that the Person making such certificate or opinion has read such covenant or condition;

(B)  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

        (C)  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(D)  a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 12.06.  Rules by Trustee and Agents.  The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.07.  No Personal Liability of Directors, Officers, Employees and Stockholders.  No director, officer, employee, incorporator or stockholder of the Issuers, any Guarantor or any of their parent companies (other than the Issuers and the Guarantors) shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.08.  Governing Law.  THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.09.  Waiver of Jury Trial.  EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.10.  Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 12.11.  No Adverse Interpretation of Other Agreements.  This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or any Restricted Subsidiary or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.12.  Successors.  All agreements of the Issuers in this Indenture and the Notes shall bind their successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

SECTION 12.13.  Severability.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.14.  Counterpart Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.15.  Table of Contents, Headings, etc.  The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.16.  Qualification of Indenture.  The Issuers and the Guarantors shall qualify this Indenture under the Trust Indenture Act in accordance with the terms and conditions of the applicable Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuers, the Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes.  The Trustee shall be entitled to receive from the Issuers and the Guarantors any such Officer’s Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the Trust Indenture Act.

[Signatures on following page]

                           ALLTEL COMMUNICATIONS, INC.

                           By:  /s/ Sharilyn S. Gasaway
Name: Sharilyn S. Gasaway
Title: Executive Vice President and Chief Financial Officer

                           ALLTEL COMMUNICATIONS FINANCE, INC.

                           By:  /s/ Sharilyn S. Gasaway
Name:	Sharilyn S. Gasaway
Title:	Executive Vice President and Chief Financial Officer

                                                                   EACH OF THE GUARANTORS LISTED
                   ON ANNEX A HERETO,
                           each as a Guarantor

                           By:  /s/ Sharilyn S. Gasaway
Name:	Sharilyn S. Gasaway
Title:	Authorized Signatory

Signature Page to Indenture

                           WELLS FARGO BANK, NATIONAL ASSOCIATION,
                           as Trustee

                           By:  /s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President

Date: December 3, 2007

Signature Page to Indenture

ANNEX A

	Name of Guarantor	Jurisdiction
1.	ALLTEL Corporation	Delaware
2.	ACI Procurement Company LP	Delaware
3.	ALLTEL Cellular Associates of Arkansas Limited Partnership	Arkansas
4.	ALLTEL Communications Investments, Inc.	Delaware
5.	ALLTEL Communications of Michigan RSA #4, Inc.	Louisiana
6.	ALLTEL Communications of Michigan RSA #6 Cellular Limited Partnership	Delaware
7.	ALLTEL Communications of Michigan RSAs, Inc.	Louisiana
8.	ALLTEL Communications of Mississippi RSA #2, Inc.	Mississippi
9.	ALLTEL Communications of Mississippi RSA #6, Inc.	Mississippi
10.	ALLTEL Communications of Mississippi RSA #7, Inc.	Mississippi
11.	ALLTEL Communications of Nebraska, Inc.	Nebraska
12.	ALLTEL Communications of New Mexico, Inc.	Delaware
13.	ALLTEL Communications of North Arkansas, Inc.	Louisiana
14.	ALLTEL Communications of North Louisiana Cellular Limited Partnership	Delaware
15.	ALLTEL Communications of Ohio No. 2, Inc.	Delaware
16.	ALLTEL Communications of Ohio No. 3, Inc.	Delaware
17.	ALLTEL Communications of Petersburg, Inc.	Virginia
18.	ALLTEL Communications of Pine Bluff, LLC	Arkansas
19.	ALLTEL Communications of Saginaw, Inc.	Louisiana
20.	ALLTEL Communications of South Arkansas, Inc.	Louisiana
21.	ALLTEL Communications of Southern Michigan Cellular Limited Partnership	Delaware
22.	ALLTEL Communications of Southern Michigan, Inc.	Delaware
23.	ALLTEL Communications of Southwest Arkansas Cellular Limited Partnership	Delaware
24.	ALLTEL Communications of Texarkana, Inc.	Louisiana
25.	ALLTEL Communications of Texas Limited Partnership	Texas
26.	ALLTEL Communications of the Southwest Limited Partnership	Nevada
27.	ALLTEL Communications of Virginia No. 1, Inc.	Virginia
28.	ALLTEL Communications of Virginia, Inc.	Virginia
29.	ALLTEL Communications Southwest Holdings, Inc.	Delaware

30.	ALLTEL Communications Wireless of Louisiana, Inc.	Louisiana
31.	ALLTEL Communications Wireless, Inc.	Louisiana
32.	Alltel Group	Delaware
33.	Alltel Group LLC	Delaware
34.	Alltel Incentives LLC	Arkansas
35.	ALLTEL International Holding, Inc.	Delaware
36.	ALLTEL Investments, Inc.	Nevada
37.	ALLTEL Mobile of Louisiana, LLC	Louisiana
38.	ALLTEL Newco LLC	Delaware
39.	ALLTEL Ohio Limited Partnership	Delaware
40.	ALLTEL Properties, LLC	Arkansas
41.	ALLTEL Remote Access, Inc.	Louisiana
42.	ALLTEL Telelink, Inc.	Louisiana
43.	ALLTEL Wireless Holdings of Nebraska, Inc.	Nebraska
44.	ALLTEL Wireless Holdings, LLC	Delaware
45.	ALLTEL Wireless of Alexandria, LLC	Louisiana
46.	ALLTEL Wireless of LaCrosse, LLC	Delaware
47.	ALLTEL Wireless of Michigan RSA #1 and RSA #2, Inc.	Michigan
48.	ALLTEL Wireless of Mississippi RSA #5, LLC	Louisiana
49.	ALLTEL Wireless of North Louisiana, LLC	Louisiana
50.	ALLTEL Wireless of Shreveport, LLC	Louisiana
51.	ALLTEL Wireless of Texarkana, LLC	Louisiana
52.	ALLTEL Wireless of Wisconsin Appleton-Oshkosh- Neenah MSA, LLC	Delaware
53.	ALLTEL Wireless of Wisconsin RSA #1, LLC	Delaware
54.	ALLTEL Wireless of Wisconsin RSA #10, LLC	Delaware
55.	ALLTEL Wireless of Wisconsin RSA #2, LLC	Delaware
56.	ALLTEL Wireless of Wisconsin RSA #3, LLC	Delaware
57.	ALLTEL Wireless of Wisconsin RSA #6, LLC	Delaware
58.	ALLTEL Wireless of Wisconsin RSA #8, LLC	Delaware
59.	Appleton-Oshkosh-Neenah MSA Limited Partnership	Wisconsin
60.	Cellular of Southern Illinois, Inc.	Illinois

61.	Celutel, Inc.	Delaware
62.	Central Florida Cellular Telephone Company, Inc.	Florida
63.	Control Communications Industries, Inc.	Delaware
64.	CP National Corporation	California
65.	Dynalex, Inc.	California
66.	Eau Claire Cellular Telephone Limited Partnership	Wisconsin
67.	Eau Claire Cellular, Inc.	Colorado
68.	First Wireless, LLC	Delaware
69.	Great Western Cellular Holdings, LLC	Delaware
70.	ID Holding, LLC	Delaware
71.	KIN Network, Inc.	Kansas
72.	Midwest Wireless Communications L.L.C.	Delaware
73.	Midwest Wireless Holdings L.L.C.	Delaware
74.	Midwest Wireless Iowa L.L.C.	Delaware
75.	Midwest Wireless Wisconsin L.L.C.	Delaware
76.	Minford Cellular Telephone Company	Delaware
77.	MVI Corp.	Oregon
78.	N12AR, LLC	Delaware
79.	North-West Cellular of Eau Claire, Inc.	Wisconsin
80.	Ocean Technology, Inc.	California
81.	Ocean Technology International, Inc.	California
82.	Pacific Telecom Cellular of Washington, Inc.	Washington
83.	Pacific Telecom Cellular, Inc.	Wisconsin
84.	Pascagoula Cellular Services, Inc.	Mississippi
85.	Radiofone, Inc.	Louisiana
86.	RCTC Wholesale Corporation	Virginia
87.	Saginaw Bay Cellular Company	Michigan
88.	Six Zulu Echo, LLC	Delaware
89.	Southern Illinois Cellular Corp.	Illinois
90.	Southern Illinois RSA Partnership	Illinois
91.	Switch 2000 LLC	Minnesota

92.	Telecor Cellular, Inc.	Louisiana
93.	Tucson 21 Cellular Limited Partnership	Delaware
94.	UC/PTC of Wisconsin, LLC	Wisconsin
95.	Universal Cellular, Inc.	Wisconsin
96.	Virginia Cellular LLC	Virginia
97.	Western CLEC Corporation	Delaware
98.	Western COG Corporation	Delaware
99.	Western Wireless International Austria Corporation	Delaware
100.	Western Wireless International Bolivia III Corporation	Delaware
101.	Western Wireless International Corporation	Delaware
102.	Western Wireless International Georgia Corporation	Delaware
103.	Western Wireless International Ghana Corporation	Delaware
104.	Western Wireless International Haiti Corporation	Delaware
105.	Western Wireless International Holding Corporation	Delaware
106.	Western Wireless International Ivory Coast Corporation	Delaware
107.	Western Wireless International Ivory Coast II Corporation	Delaware
108.	Western Wireless International Kosovo Corporation	Delaware
109.	Western Wireless International SakSat Corporation	Delaware
110.	Western Wireless International Slovenia Corporation	Delaware
111.	Western Wireless International Slovenia II Corporation	Delaware
112.	Western Wireless LLC	Washington
113.	WWC CLEC Holding Corporation	Delaware
114.	WWC Holding Co., Inc.	Delaware
115.	WWC License Holding LLC	Delaware
116.	WWC License LLC	Delaware
117.	WWC Systems Purchasing Corporation	Delaware
118.	WWC Texas RSA Holding Corporation	Delaware
119.	WWC Texas RSA Limited Partnership	Delaware

EXHIBIT A-1

[Face of Cash-Pay Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Tax Legend, if applicable pursuant to the provisions of the Indenture]

A-1-1

CUSIP1 [           ]

ISIN [           ]

[RULE 144A][REGULATION S] [GLOBAL] NOTE

Cash-Pay Note due 2015

No. ___                                                                                             [$__________]

ALLTEL Communications, Inc., a Delaware corporation, and Alltel Communications Finance, Inc., a Delaware corporation, promise to pay to__________ or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of _______________ United States Dollars] on [            ], 2015.

Interest Payment Dates:  [              ] and [            ], commencing on [              ]2

Record Dates:  [                 ] and [           ]3

[1]	144A Cash-Pay Notes ISIN: [ ]
144A Cash-Pay Notes CUSIP: [ ]
Regulation S Cash-Pay Notes ISIN: [ ]
Regulation S Cash-Pay Notes CUSIP: [ ]

[2]	To be provided in a supplemental indenture.

[3]	To be provided in a supplemental indenture.

A-1-2

IN WITNESS HEREOF, each Issuer has caused this instrument to be duly executed.

Dated:

                           ALLTEL COMMUNICATIONS, INC.

                           By:
Name:
Title:

                           ALLTEL COMMUNICATIONS FINANCE, INC.

                           By:
Name:
Title:

A-1-3

This is one of the Cash-Pay Notes referred to in the within-mentioned Indenture:

                           WELLS FARGO BANK, NATIONAL ASSOCIATION,
                           as Trustee

                           By:
Name:
Title:
Date:

A-1-4

[Back of Cash-Pay Note]
Cash-Pay Note due 2015

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.           INTEREST.  ALLTEL Communications, Inc., a Delaware corporation (“ACI”), and Alltel Communications Finance, Inc., a Delaware corporation (the “Issuers”), promise to pay interest on the principal amount of this Cash-Pay Note at a rate per annum of [  ]% from [[             ] [  ], 20[  ]]4 until maturity and to pay the Additional Interest, if any, payable pursuant to the applicable Registration Rights Agreement referred to below.  The Issuers will pay interest on this Cash-Pay Note semi-annually in arrears on [                ] and [                ]5 of each year, commencing on [                ]6, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  The Issuers will make each interest payment to the Holder of record of this Cash-Pay Note on the immediately preceding [                ] and [                ]7 (each, a “Record Date”).  Interest on this Cash-Pay Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.  The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Cash-Pay Note; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Cash-Pay Note.  Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

2.           METHOD OF PAYMENT.  The Issuers will pay interest on this Cash-Pay Note to the Person who is the registered Holder of this Cash-Pay Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Cash-Pay Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  Cash payment of interest may be made by check mailed to the Holders at their addresses set forth in

4              Insert the date of issuance of this Cash-Pay Note.

[5]	To be provided in a supplemental indenture.

[6]	To be provided in a supplemental indenture.

[7]	To be provided in a supplemental indenture.
A-1-5

the Note Register of Holders; provided that (a) all cash payments of principal of, premium, if any, and interest on, Cash-Pay Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Cash-Pay Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.           PAYING AGENT AND REGISTRAR.  Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuers may change any Paying Agent or Registrar without notice to the Holders.  The Issuers, ALLTEL Corporation or any domestic Subsidiary of ACI may act in any such capacity.

4.           INDENTURE.  The terms of the Cash-Pay Notes are governed by a Senior Notes Indenture, dated as of December 3, 2007, among the Issuers, ALLTEL Corporation, as one of the Guarantors, the other Guarantors named therein and the Trustee (the “Indenture”).  This Cash-Pay Note is one of a duly authorized issue of notes of the Issuers designated as its Cash-Pay Notes due 2015.  The Issuers shall be entitled to issue Additional Cash-Pay Notes pursuant to Sections 2.01 and 4.09 of the Indenture.  The Cash-Pay Notes and the Toggle Notes issued under the Indenture are separate series of Notes, but shall be treated as a single class of securities under the Indenture, unless otherwise specified in the Indenture.  The terms of the Cash-Pay Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).  The Cash-Pay Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Cash-Pay Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.           OPTIONAL REDEMPTION.

(a)  Except as described below under clauses 5(b), 5(c) and 5(d) hereof, the Cash-Pay Notes will not be redeemable at the Issuers’ option.

(b)  At any time prior to the Cash-Pay Note Applicable Redemption Date, the Issuers may redeem all or a part of the Cash-Pay Notes upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Cash-Pay Notes or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100.0% of the principal amount of the Cash-Pay Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest thereon and Additional Interest, if any, to, the date of

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redemption, subject to the right of Holders of Cash-Pay Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(c)  Until the Cash-Pay Note Applicable Redemption Date, the Issuers may, at their option, redeem up to 40.0% of the aggregate principal amount of the Cash-Pay Notes at a redemption price equal to 100.0% of the aggregate principal amount thereof, plus a premium equal to the stated interest rate per annum on the Cash-Pay Notes, plus accrued and unpaid interest thereon and Additional Interest, if any, to the date of redemption (subject to the right of Holders of Cash-Pay Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) with the net cash proceeds received by the Company or any direct or indirect parent company thereof from one or more Equity Offerings; provided that (i) at least 50.0% of the aggregate principal amount of Cash-Pay Notes issued under the Indenture prior to the date of redemption remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 90 days of the date of closing of each such Equity Offering.  Notice of any redemption may, at the Issuers’ option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering.

(d)  On and after the Cash-Pay Note Applicable Redemption Date, the Issuers may redeem the Cash-Pay Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Cash-Pay Notes or otherwise in accordance with the procedures of DTC, hereof at the redemption prices (expressed as percentages of principal amount of the Cash-Pay Notes to be redeemed) set forth in the supplemental indenture relating to the issuance of such Cash-Pay Notes, plus accrued and unpaid interest, if any, to the date of redemption, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(e)  Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6.           MANDATORY REDEMPTION.  The Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Cash-Pay Notes.

7.           NOTICE OF REDEMPTION.  Subject to Section 3.03 of the Indenture, notice of redemption will be delivered electronically or mailed by first-class mail at least 30 days but not more than 60 days before the date of redemption (except that redemption notices may be delivered electronically or mailed more than 60 days prior to a date of redemption if the notice is issued in connection with Article VIII or Article XI of the Indenture) to each Holder whose Cash-Pay Notes are to be redeemed at its registered address.  No Cash-Pay Notes of less than $2,000 can be redeemed in part, except that if all the Cash-Pay Notes of a Holder are to be redeemed, the entire amount of Cash-Pay Notes held by such Holder shall be redeemed.  On and after the date of redemption, interest ceases to accrue on this Cash-Pay Note or portions thereof called for redemption.

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8.           OFFERS TO REPURCHASE.  Upon the occurrence of a Change of Control, the Issuers shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture.  In connection with certain Asset Sales, the Issuers shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.

9.           DENOMINATIONS, TRANSFER, EXCHANGE.  The Cash-Pay Notes are in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.  The transfer of Cash-Pay Notes may be registered and Cash-Pay Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuers need not exchange or register the transfer of any Cash-Pay Notes or portion of a Cash-Pay Note selected for redemption, except for the unredeemed portion of any Cash-Pay Note being redeemed in part.  Also, the Issuers need not exchange or register the transfer of any Cash-Pay Note for a period of 15 days before a selection of Cash-Pay Note to be redeemed.

10.           PERSONS DEEMED OWNERS.  The registered Holder of a Cash-Pay Note may be treated as its owner for all purposes.

11.           AMENDMENT, SUPPLEMENT AND WAIVER.  The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

12.           DEFAULTS AND REMEDIES.  The Events of Default relating to the Cash-Pay Notes are defined in Section 6.01 of the Indenture.  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30.0% in principal amount of (i) in the case of a default in payment of principal, premium, interest or Additional Interest on any Class of Notes, the then total outstanding amounts of such Class of Notes and (ii) in all other cases, the Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice.  Holders may not enforce the Indenture, the Cash-Pay Notes or the Guarantees except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Cash-Pay Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate of (i) in the case of a Default in payment of principal, premium, interest or Additional Interest on any Class of Notes, the then total outstanding amounts of such Class of Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any such existing Default and its consequences under the Indenture (except a continuing Default in the payment of the principal, premium, if any, or interest on, any Note held by a non-consenting

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Holder) and (ii) in the case of all other Defaults, the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any such existing Default and its consequences under the Indenture.  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Company proposes to take with respect thereto.

13.           AUTHENTICATION.  This Cash-Pay Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14.           ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES.  In addition to the rights provided to Holders of Cash-Pay Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the applicable Registration Rights Agreement, including the right to receive Additional Interest (as defined in such Registration Rights Agreement).

15.           GOVERNING LAW.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE CASH-PAY NOTES AND THE GUARANTEES.

16.           CUSIP AND ISIN NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP and ISIN numbers to be printed on the Cash-Pay Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Cash-Pay Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the applicable Registration Rights Agreement.  Requests may be made to the Issuers at the following address:

ALLTEL Communications, Inc.
One Allied Drive
Little Rock, Arkansas  72202
Fax No.:  501-905-0962
Attention:  General Counsel

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ASSIGNMENT FORM

To assign this Cash-Pay Note, fill in the form below:

(I) or (we) assign and transfer this Cash-Pay Note to:  _______________________________________________
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _________________________________________________________to transfer this Cash-Pay Note on the books of the Issuers.  The agent may substitute another to act for him.

Date: _______________________

Your Signature: ______________________________

(Sign exactly as your name appears
on the face of this Cash-Pay Note)

Signature Guarantee*:  _________________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Cash-Pay Note purchased by the Issuers pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[  ] Section 4.10                                           [  ] Section 4.14

If you want to elect to have only part of this Cash-Pay Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$________________

Date:  ______________________

Your Signature: ______________________________
(Sign exactly as your name appears
on the face of this Cash-Pay Note)

Tax Identification No.: ________________________

Signature Guarantee*:  _______________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $___________.  The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized office of Trustee or Custodian

____________________
*This schedule should be included only if the Note is issued in global form.

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EXHIBIT A-2

[Face of Toggle Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Tax Legend, if applicable pursuant to the provisions of the Indenture]

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CUSIP1[           ]

ISIN [           ]

[RULE 144A][REGULATION S] [GLOBAL] NOTE

10.375% / 11.125% Toggle Note due 2017

No. ___                                                                                             [$__________]

ALLTEL Communications, Inc., a Delaware corporation, and Alltel Communications Finance, Inc., a Delaware corporation, promise to pay to__________ or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of _______________ United States Dollars] on December 1, 2017.

Interest Payment Dates:  December 1 and June 1, commencing on June 1, 2008

Record Dates:  November 15 and May 15

[1]	144A Toggle Notes ISIN: US02004JAD28
144A Toggle Notes CUSIP: 02004J AD2
Regulation S Toggle Notes ISIN: USU01988AB79
Regulation S Toggle Notes CUSIP: U01988 AB7

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IN WITNESS HEREOF, each Issuer has caused this instrument to be duly executed.

Dated:

                           ALLTEL COMMUNICATIONS, INC.

                           By:
Name:
Title:

                           ALLTEL COMMUNICATIONS FINANCE, INC.

                           By:
Name:
Title:

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This is one of the Toggle Notes referred to in the within-mentioned Indenture:

                           WELLS FARGO BANK, NATIONAL ASSOCIATION,

                           as Trustee

                           By:
Name:
Title:

                           Date:

Signature Page to Senior Toggle Note
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[Back of Toggle Note]

10.375% / 11.125% Toggle Note due 2017

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.           INTEREST.  ALLTEL Communications, Inc., a Delaware corporation (ACI), and Alltel Communications Finance, Inc., a Delaware corporation (the “Issuers”), promise to pay interest on the principal amount of this Toggle Note at a rate per annum set forth below from December 3, 2007 until maturity and to pay the Additional Interest, if any, payable pursuant to the applicable Registration Rights Agreement referred to below.  The Issuers will pay interest on this Toggle Note semi-annually in arrears on December 1 and June 1 of each year, commencing on June 1, 2008, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  The Issuers will make each interest payment to the Holder of record of this Toggle Note on the immediately preceding November 15 and May 15 (each, a “Record Date”).  Interest on this Toggle Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.  The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then applicable to this Toggle Note; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate then applicable to this Toggle Note.  Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

For any interest period through December 1, 2012, the Issuers, may, at their option, elect to pay interest on this Toggle Note (i) entirely in cash (“Cash Interest”), (ii) entirely by increasing the principal amount of this Toggle Note or by issuing PIK Notes (“PIK Interest”) or (iii) 50.0% as Cash Interest and 50.0% as PIK Interest.  The Issuers must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of each interest period.  The Trustee shall promptly deliver a corresponding notice to the Holder of this Toggle Note.  In the absence of such an election for any interest period, interest on this Toggle Note will be payable in the form of the interest payment for the prior interest period.  For the initial interest period and for each interest period after December 1, 2012, the Issuers will make all interest payments as Cash Interest.

Cash Interest on this Toggle Note will accrue at the rate of 10.375% per annum.  PIK Interest on this Toggle Note will accrue at the rate of 11.125% per annum and be payable [by increasing the principal amount of this Toggle Note by an amount equal to the amount of

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PIK Interest for the applicable interest period (rounded up to the nearest whole dollar)]1 [by issuing PIK Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Issuers, authenticate and deliver such PIK Notes for original issuance to the Holder of this Toggle Note on the relevant record date, as shown by the records of the Note Register]2.  Following an increase in the principal amount of this Toggle Note as a result of a PIK Payment, this Toggle Note will bear interest on such increased principal amount from and after the date of such PIK Payment.  [Any PIK Notes will be dated as of the applicable interest payment date and will bear interest from and after such date.]3  All PIK Notes issued pursuant to a PIK Payment will mature on December 1, 2017 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the other Toggle Notes issued under the Indenture.  [Any PIK Notes will be issued with the description “PIK” on the face of such PIK Note.]4

At the end of any “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after December 3, 2012 (each, an “Optional Interest Repayment Date”), the Issuers may pay in cash, without duplication, all accrued and unpaid interest, if any, and all accrued but unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) on each Toggle Notes then outstanding up to the Optional Interest Repayment Amount, minus $50.0 million (each such redemption, an “Optional Interest Repayment”).  The “Optional Interest Repayment Amount” shall mean, as of each Optional Interest Repayment Date, the excess, if any, of (a) the aggregate amount of accrued and unpaid interest and all accrued and unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) with respect to the applicable Toggle Notes, over (b) an amount equal to the product of (i) the “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) of the applicable Toggle Notes multiplied by (ii) the “yield to maturity” (as defined in the Treasury Regulation Section 1.1272-1(b)(1)(i)) of such Toggle Notes.  The Issuers shall deliver a notice to the Trustee prior to such Optional Interest Repayment.  The Trustee shall promptly deliver a corresponding notice to the Holders of Toggle Notes. The Issuers shall deliver a notice to the Trustee prior to such Optional Interest

[1]	Applicable if this Toggle Note is represented by a Global Note registered in the name of or held by DTC or its nominee on the relevant record date.

[2]	Applicable if this Toggle Note is represented by certificated notes.

[3]	Applicable if this Toggle Note is represented by certificated notes.

[4]	Applicable if this Toggle Note is represented by certificated notes.

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Repayment.  The Trustee shall promptly deliver a corresponding notice to the Holders of Toggle Notes.

On the applicable Interest Payment Date with respect to Toggle Notes closest to June 1, 2017, the Issuers shall repay in full in U.S. Dollars an amount of Toggle Notes equal to the product of (x) $50.0 million and (y) the percentage equal to the aggregate principal amount of outstanding Toggle Notes divided by the aggregate principal amount of outstanding Toggle Notes and other pay-in-kind option indebtedness with the same maturity on such date, as determined in good faith by the Issuers, rounded to the nearest $1,000.  Prepayments of Toggle Notes made pursuant to the preceding sentence shall be made on a pro rata basis based on the aggregate principal amount of Toggle Notes.  The Issuers shall deliver a notice in substantially the same form as the notice of redemption set forth in Section 3.03 of the Indenture.  The Issuers shall deliver a notice in substantially the same form as the notice of redemption set forth in Section 3.03 of the Indenture.

2.           METHOD OF PAYMENT.  The Issuers will pay interest on this Toggle Note to the Person who is the registered Holder of this Toggle Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Toggle Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.

Cash payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders; provided that [all cash payments of principal, premium, if any, and interest on, this Toggle Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof] 5 [all cash payments of principal, premium, if any, and interest on, this Toggle Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion)]6.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

[5]	Applicable if this Toggle Note is represented by a Global Note registered in the name of or held by DTC or its nominee on the relevant record date.
[6]	Applicable if this Toggle Note is represented by certificated notes.
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3.           PAYING AGENT AND REGISTRAR.  Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuers may change any Paying Agent or Registrar without notice to the Holders.  The Issuers, ALLTEL Corporation or any domestic Subsidiary of ACI may act in such capacity.

4.           INDENTURE.  The terms of the Toggle Notes are governed by a Senior Notes Indenture, dated as of December 3, 2007, among the Issuers, ALLTEL Corporation, as one of the Guarantors, the other Guarantors named therein and the Trustee (the “Indenture”).  This Toggle Note is one of a duly authorized issue of notes of the Issuers designated as its Toggle Notes due 2017.  The Issuers shall be entitled to issue Additional Toggle Notes pursuant to Sections 2.01 and 4.09 of the Indenture.  The Toggle Notes and the Cash-Pay Notes issued under the Indenture are separate series of Notes, but shall be treated as a single class of securities under the Indenture, unless otherwise specified in the Indenture.  The terms of the Toggle Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).  The Toggle Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Toggle Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.           OPTIONAL REDEMPTION.

(a)  Except as described below under clauses 5(b), 5(c) and 5(d) hereof, the Toggle Notes will not be redeemable at the Issuers’ option.

(b)  At any time prior to December 1, 2012, the Issuers may redeem all or a part of the Toggle Notes upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Toggle Notes or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100.0% of the principal amount of the Toggle Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest thereon and Additional Interest, if any, to, the date of redemption, subject to the right of Holders of Toggle Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(c)  Until December 1, 2010, the Issuers may, at their option, redeem up to 40.0% of the aggregate principal amount of the Toggle Notes at a redemption price equal to 110.375% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the date of redemption (subject to the right of Holders of Toggle Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) with the net cash proceeds received by the Company or any direct or indirect parent company thereof from one or more Equity Offerings; provided that (i) at least 50.0% of the aggregate principal amount of Initial Toggle Notes issued under the Indenture and the principal amount of any Additional Notes that are Toggle Notes issued under the Indenture prior to the date of redemption remains outstanding immediately after the occurrence of each

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such redemption; and (ii) each such redemption occurs within 90 days of the date of closing of each such Equity Offering.  Notice of any redemption may, at the Issuers’ option, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering.

(d)  On and after December 1, 2012, the Issuers may redeem the Toggle Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Toggle Notes or otherwise in accordance with the procedures of DTC at the redemption prices (expressed as percentages of principal amount of the Toggle Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the date of redemption, subject to the right of Holders of Toggle Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on December 1 of each of the years indicated below:

Year	Redemption Price
2012	105.188%
2013	103.458%
2014	101.729%
2015 and thereafter	100.000%

(e)           Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6.           MANDATORY REDEMPTION.  The Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Toggle Notes.

7.           NOTICE OF REDEMPTION.  Subject to Section 3.03 of the Indenture, notice of redemption will be delivered electronically or mailed by first-class mail at least 30 days but not more than 60 days before the date of redemption (except that redemption notices may be delivered electronically or mailed more than 60 days prior to a date of redemption if the notice is issued in connection with Article VIII or Article XI of the Indenture) to each Holder whose Toggle Notes are to be redeemed at its registered address.  No Toggle Notes of less than $2,000 can be redeemed in part, except that if all of the Toggle Notes of a Holder are to be redeemed, the entire outstanding amount of Toggle Notes held by such Holder shall be redeemed.  On and after the date of redemption, interest ceases to accrue on this Toggle Note or portions thereof called for redemption.

8.           OFFERS TO REPURCHASE.  Upon the occurrence of a Change of Control, the Issuers shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture.  In connection with certain Asset Sales, the Issuers shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.

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9.           DENOMINATIONS, TRANSFER, EXCHANGE.  The Toggle Notes are issued initially in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000 and, if a PIK Payment is made, in denominations of $1.00 and any integral multiple of $1.00 in excess of $1.00.  The transfer of Toggle Notes may be registered and Toggle Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuers need not exchange or register the transfer of any Toggle Note or portion of a Toggle Note selected for redemption, except for the unredeemed portion of any Toggle Note being redeemed in part.  Also, the Issuers need not exchange or register the transfer of any Toggle Note for a period of 15 days before a selection of Toggle Notes to be redeemed.

10.           PERSONS DEEMED OWNERS.  The registered Holder of a Toggle Note may be treated as its owner for all purposes.

11.           AMENDMENT, SUPPLEMENT AND WAIVER.  The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

12.           DEFAULTS AND REMEDIES.  The Events of Default relating to the Toggle Notes are defined in Section 6.01 of the Indenture.  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30.0% in principal amount of (i) in the case of a default in payment of principal, premium, interest or Additional Interest on any Class of Notes, the then total outstanding amounts of such Class of Notes and (ii) in all other cases, the Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice.  Holders may not enforce the Indenture, the Toggle Notes or the Guarantees except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Toggle Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate of (i) in the case of a Default in payment of principal, premium, interest or Additional Interest on any Class of Notes, the then total outstanding amounts of such Class of Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any such existing Default and its consequences under the Indenture (except a continuing Default in the payment of the principal, premium, if any, or interest on, any Note held by a non-consenting Holder) and (ii) in the case of all other Defaults, the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any such existing Default and its consequences under the Indenture.  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within five Business

A-2-10

Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Company proposes to take with respect thereto.

13.           AUTHENTICATION.  This Toggle Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14.           ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES.  In addition to the rights provided to Holders of Toggle Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the applicable Registration Rights Agreement, including the right to receive Additional Interest (as defined in such Registration Rights Agreement).

15.           GOVERNING LAW.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE TOGGLE NOTES AND THE GUARANTEES.

16.           CUSIP AND ISIN NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP and ISIN numbers to be printed on the Toggle Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Toggle Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

A-2-11

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the applicable Registration Rights Agreement.  Requests may be made to the Issuers at the following address:

ALLTEL Communications, Inc.
One Allied Drive
Little Rock, Arkansas  72202
Fax No.:  501-905-0962
Attention:  General Counsel

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ASSIGNMENT FORM

To assign this Toggle Note, fill in the form below:

(I) or (we) assign and transfer this Toggle Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _________________________________________________________to transfer this Toggle Note on the books of the Issuers.  The agent may substitute another to act for him.

Date: _______________________

Your Signature: ______________________________
(Sign exactly as your name appears
on the face of this Toggle Note)

Signature Guarantee*:  _________________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-2-13

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Toggle Note purchased by the Issuers pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[  ] Section 4.10                                           [  ] Section 4.14

If you want to elect to have only part of this Toggle Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$________________

Date:  ______________________

Your Signature: ______________________________
(Sign exactly as your name appears
on the face of this Toggle Note)

Tax Identification No.: ________________________

Signature Guarantee*:  _______________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-2-14

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $___________.  The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange or PIK Payment	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized office of Trustee or Custodian

____________________
*This schedule should be included only if the Note is issued in global form.

A-2-15

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

ALLTEL Communications, Inc.
One Allied Drive
Little Rock, Arkansas  72202
Fax No.:  501-905-0962
Attention:  General Counsel

Wells Fargo Bank, National Association
Corporate Trust Services
213 Court Street, Suite 703
Middletown, Connecticut 06457
Fax No.:  860-704-6219
Attention: Alltel Account Manager

Re:	[Cash-Pay Notes due 2015]

[Toggle Notes due 2017]

Reference is hereby made to the Senior Notes Indenture, dated as of December 3, 2007, as may be amended or supplemented from time to time (the “Indenture”), among ALLTEL Communications, Inc., Alltel Communications Finance Inc. (together, the “Issuers”), the Guarantors named therein and the Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

____________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $_______________ in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto.   In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.           [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.           [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.           [  ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)           [  ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b)           [  ] such Transfer is being effected to any of the Issuers, ALLTEL Corporation or a subsidiary thereof; or

(c)           [  ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.           [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)           [  ] CHECK IF TRANSFER IS PURSUANT TO RULE 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)           [  ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)           [  ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

                           [Insert Name of Transferor]

                           By:
Name:
Title:

Dated:  ________________________

ANNEX A TO CERTIFICATE OF TRANSFER

        1.           The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

        (a)           [  ] a beneficial interest in the:

        (i)           [  ] 144A Global Note ([CUSIP:                    ]1), or

        (ii)           [  ] Regulation S Global Note ([CUSIP:         ]2), or

        (b)           [  ] a Restricted Definitive Note.

        2.           After the Transfer the Transferee will hold:

[CHECK ONE]

        (a)           [  ] a beneficial interest in the:

        (i)           [  ] 144A Global Note ([CUSIP:              ]1), or

        (ii)           [  ] Regulation S Global Note ([CUSIP:              ]2)or

        (iii)           [  ] Unrestricted Global Note ([ ] [ ]); or

        (b)           [  ] a Restricted Definitive Note; or

        (c)           [  ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

[1]	144A Cash-Pay Notes CUSIP: [ ]; 144A Toggle Notes CUSIP: 02004J AD2

[2]	Regulation S Cash-Pay Notes CUSIP: [ ]; Regulation S Toggle Notes CUSIP: U01988 AB7

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

ALLTEL Communications, Inc.
One Allied Drive
Little Rock, Arkansas  72202
Fax No.:  501-905-0962
Attention:  General Counsel

Wells Fargo Bank, National Association
Corporate Trust Services
213 Court Street, Suite 703
Middletown, Connecticut 06457
Fax No.:  860-704-6219
Attention: Alltel Account Manager

Re:	[Cash-Pay Notes due 2015]

[Toggle Notes due 2017]

Reference is hereby made to the Senior Notes Indenture, dated as of December 3, 2007, as may be amended or supplemented from time to time (the “Indenture”), among ALLTEL Communications, Inc., Alltel Communications Finance Inc. (together, the “Issuers”), the Guarantors named therein and the Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1)           EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES

a)           [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note of the same series in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)           [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)           [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note of the same series, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d)           [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)           EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OF THE SAME SERIES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES OF THE SAME SERIES

a)           [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE OF THE SAME SERIES.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note of the same series with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b)           [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OF THE SAME SERIES.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note of the same series, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers and are dated ____________________.

                           [Insert Name of Transferor]

                           By:
Name:
Title:

Dated:  _________________________

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of __________, among ________________ (the “Guaranteeing Subsidiary”), a subsidiary of ALLTEL Corporation, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of ALLTEL Communications, Inc., a Delaware corporation, Alltel Communications Finance, Inc., a Delaware corporation, the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee a Senior Notes Indenture dated as of December 3, 2007, as may be amended or supplemented from time to time (the “Indenture”) providing for the issuance of an unlimited aggregate principal amount of Cash-Pay Notes due 2015 and Toggle Notes due 2017;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)           Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees as follows:

(a)           Along with all other Guarantors named in the Indenture (including pursuant to any supplemental indentures), to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

                (i)the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee thereunder shall be promptly paid in full, all in accordance with the terms thereof; and

                (ii)in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors and the Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately.  This is a guarantee of payment and not a guarantee of collection.

(b)           The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers or any other Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)           The Guaranteeing Subsidiary hereby waives: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever.

(d)           This Guarantee shall not be discharged except by full payment of the obligations contained in the Notes, the Indenture and this Supplemental Indenture.  The Guaranteeing Subsidiary accepts all obligations applicable to a Guarantor under the Indenture, including Article X of the Indenture (which is deemed incorporated in this Supplemental Indenture and applicable to this Guarantee).  The Guaranteeing Subsidiary acknowledges that by executing this Supplemental Indenture, it will become a Guarantor under the Indenture and subject to all the terms and conditions applicable to Guarantors contained therein.

(e)           If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors (including the Guaranteeing Subsidiary),

or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)           The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)           As between the Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiary for the purpose of this Guarantee.

(h)           The Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

(i)           Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article X of the Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Guarantee will not constitute a fraudulent transfer or conveyance.

(j)           This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation, reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k)           In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l)           This Guarantee shall be a general unsecured senior obligation of such Guaranteeing Subsidiary, ranking equally in right of payment with all existing and future unsubordinated indebtedness of the Guaranteeing Subsidiary, if any.

(m)           Each payment to be made by the Guaranteeing Subsidiary in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3)           Execution and Delivery.  The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)           Merger, Consolidation or Sale of All or Substantially All Assets.

(a)           Except as otherwise provided in Section 5.01(e) of the Indenture, the Guaranteeing Subsidiary may not consolidate or merge with or into or wind up into (whether or not a Guaranteeing Subsidiary is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

                (i)        (A)           such Guaranteeing Subsidiary is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guaranteeing Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Guaranteeing Subsidiary, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Guaranteeing Subsidiary or such Person, as the case may be, being herein called the “Successor Person”);

(B)           the Successor Person, if other than such Guaranteeing Subsidiary, expressly assumes all the obligations of the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s related

Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(C)           immediately after such transaction, no Default exists; and

(D)           the Company shall have delivered to the Trustee an Officer’s Certificate of the Company and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

                (ii)the transaction is made in compliance with Section 4.10 of the Indenture;

(b)           Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s Guarantee.  Notwithstanding the foregoing, such Guaranteeing Subsidiary may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuers.

(5)           Releases.  The Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by the Guaranteeing Subsidiary, the Issuers or the Trustee is required for the release of the Guaranteeing Subsidiary’s Guarantee, upon:

(1)           (A)          any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of the Guaranteeing Subsidiary, after which the Guaranteeing Subsidiary is no longer a Restricted Subsidiary or all or substantially all the assets of the Guaranteeing Subsidiary, in each case if such sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture and the Guaranteeing Subsidiary is released from the guarantee, if any, of, and all pledges and security, if any, granted in connection with, the Senior Credit Facilities;

(B)   the release or discharge of the guarantee by the Guaranteeing Subsidiary of the Senior Credit Facilities or the release or discharge of the guarantee which resulted in the creation of the Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(C)   the proper designation of the Guaranteeing Subsidiary as an Unrestricted Subsidiary; or

(D)   the Issuers exercising their Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII of the Indenture or the Issuers’

D-2

obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2)           the Guaranteeing Subsidiary delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

(6)           No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuers or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

(7)           Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8)           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

(9)           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

(10)           The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(11)           Subrogation.  The Guaranteeing Subsidiary shall be subrogated to all rights of Holders against the Issuers in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under the Indenture or the Notes shall have been paid in full.

(12)           Benefits Acknowledged.  The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture.  The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13)           Successors.  All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

                           [GUARANTEEING SUBSIDIARY]

                           By:
Name:
Title:

                           WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                    as Trustee

                           By:
Name:
Title: